________________________________________

AGREEMENT AND PLAN OF REORGANIZATION

by and among

VERITEX HOLDINGS, INC.,

SPARTAN MERGER SUB, INC.

and

SOVEREIGN BANCSHARES, INC.

________________________________________

Dated as of December 14, 2016

Page

Article I	THE MERGER	1
1.1	The Merger	1
1.2	Closing	2
1.3	Conversion of Stock	2
1.4	Certificate of Formation and Bylaws of Surviving Corporation	4
1.5	Directors and Officers	4
1.6	Tax Free Reorganization	4
1.7	The Bank Merger	4
Article II	ADJUSTMENT TO AGGREGATE MERGER CONSIDERATION; EXCHANGE PROCEDURES	5
2.1	Adjustment to Aggregate Merger Consideration	5
2.2	Deposit of Merger Consideration	8
2.3	Delivery of Merger Consideration	8
Article III	REPRESENTATIONS AND WARRANTIES OF TARGET	10
3.1	Corporate Organization	11
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	13
3.6	Financial Statements	14
3.7	No Undisclosed Liabilities	15
3.8	Broker’s Fees	15
3.9	Absence of Certain Changes or Events	16
3.10	Legal Proceedings	16
3.11	Taxes and Tax Returns	16
3.12	Employees	19
3.13	Compliance with Applicable Law	21
3.14	Certain Contracts	22
3.15	Agreements with Regulatory Agencies	24
3.16	Risk Management Instruments	25
3.17	Environmental Matters	25
3.18	Investment Securities and Commodities	26
3.19	Real Property	26
3.20	Intellectual Property	26
3.21	Related Party Transactions	27
3.22	State Takeover Laws	27
3.23	Reorganization	27
3.24	Opinion of Target’s Financial Advisor	27
3.25	Target Information	27
3.26	Loan Portfolio	28
3.27	Deposits	29
3.28	Insurance	29
3.29	Outstanding Trust Preferred Securities of Subsidiary Trust	29

(continued)
Page

3.30	Target SBLF Preferred Stock	30
3.31	Regulatory Approvals	30
3.32	No Other Representations or Warranties	30
Article IV	REPRESENTATIONS AND WARRANTIES OF PARENT	30
4.1	Corporate Organization	31
4.2	Capitalization	31
4.3	Authority; No Violation	32
4.4	Consents and Approvals	33
4.5	Reports	33
4.6	Financial Statements	34
4.7	No Undisclosed Liabilities	35
4.8	Broker’s Fees	35
4.9	Absence of Certain Changes or Events	35
4.10	Legal Proceedings	35
4.11	Taxes and Tax Returns	35
4.12	Employees	36
4.13	Compliance with Applicable Law	39
4.14	Certain Contracts	40
4.15	Agreements with Regulatory Agencies	40
4.16	Risk Management Instruments	40
4.17	Intellectual Property	41
4.18	Related Party Transactions	41
4.19	State Takeover Laws	41
4.20	Loan Portfolio	42
4.21	Insurance	43
4.22	Reorganization	43
4.23	Opinion of Parent’s Financial Advisor	43
4.24	Regulatory Approvals	43
4.25	SEC Reports	43
4.26	Parent Information	44
4.27	No Other Representations or Warranties	44
Article V	COVENANTS RELATING TO CONDUCT OF BUSINESS	44
5.1	Conduct of Business of Target Prior to the Effective Time	44
5.2	Target Forbearances	45
5.3	Parent Forbearances	48
Article VI	ADDITIONAL AGREEMENTS	49
6.1	Regulatory Matters	49
6.2	Access to Information	50
6.3	Shareholders’ Approvals	51
6.4	Legal Conditions to Merger	52
6.5	Tax-free Reorganization	52
6.6	Stock Exchange Listing	52
6.7	Employee Matters	52

(continued)
Page

6.8	Indemnification; Directors’ and Officers’ Insurance	54
6.9	Minimum Allowance for Loan Losses	55
6.10	Additional Agreements	56
6.11	Advise of Changes	56
6.12	Corporate Governance	56
6.13	No Solicitation	56
6.14	Coordination; Integration	57
6.15	Public Announcements	58
6.16	Change of Method	58
6.17	Bank Merger Agreement	58
6.18	Target Preferred Stock	58
6.19	Data Processing Contracts	58
6.20	TRUPS Assumption	59
6.21	Financing	59
6.22	Tax Matters	59
Article VII	CONDITIONS PRECEDENT	60
7.1	Conditions to Each Party’s Obligation To Effect the Merger	60
7.2	Conditions to Obligations of Parent	60
7.3	Conditions to Obligations of Target	62
Article VIII	TERMINATION AND AMENDMENT	63
8.1	Termination	63
8.2	Effect of Termination	66
8.3	Amendment	67
8.4	Extension; Waiver	67
Article IX	GENERAL PROVISIONS	68
9.1	Nonsurvival of Representations, Warranties and Agreements	68
9.2	Expenses	68
9.3	Notices	68
9.4	Interpretation	69
9.5	Counterparts	69
9.6	Entire Agreement	69
9.7	Governing Law; Jurisdiction	69
9.8	Waiver of Jury Trial	70
9.9	Assignment; Third Party Beneficiaries	70
9.10	Specific Performance	70
9.11	Additional Definitions	71
9.12	Severability	74
9.13	Delivery by Facsimile or Electronic Transmission	74
EXHIBITS
Exhibit A:	Form of Voting Agreement
Exhibit B:	Form of Director Support Agreement
Exhibit C:	Form of Director Release
Exhibit D:	Form of Officer Release

(continued)
Page

INDEX OF DEFINED TERMS

2016 Balance Sheet	14	Exchange Act	72
Acquisition Proposal	71	Exchange Agent	8
Affiliate	71	Exchange Fund	8
Aggregate Cash Consideration	5	FDIC	11
Aggregate Merger Consideration	5	Federal Reserve Board	14
Aggregate Parent Stock Value	5	Final Index Price	66
Aggregate Stock Consideration	5	Financial Statements	14
Agreement	1	GAAP	7
Bank	4	Governmental Entity	13
Bank Merger	4	Gross Transaction Expenses	5
Bank Merger Agreement	4	Holder	8
Bank Regulatory Applications	49	Index Group	66
Best Knowledge	72	Index Price	66
BHC Act	11	Integrated Mergers	1
Budgeted Transaction Expenses	5	Intellectual Property	72
Business Day	72	Interim Financial Statements	15
Cancelled Shares	3	IRS	17
Certificate	2	Joint Proxy Statement	28
Certificate of Merger	2	Law	72
Chosen Courts	70	Letter of Transmittal	8
Closing	2	Liens	12
Closing Date	2	Loans	28
Code	4	made available	73
Confidentiality Agreement	51	Material Adverse Effect	72
Continuing Employees	53	Materially Burdensome Condition	50
D&O Tail Policy	55	Merger	1
date hereof	72	Merger Sub	1
Derivative Transactions	72	Minimum Allowance Amount	56
Determination Date	66	Minimum Tangible Common Equity	8
Determination Date Aggregate Merger Consideration	66	Multiemployer Plan	20
Determination Date Stock Price	66	Multiple Employer Plan	20
Diluted Target Shares	5	New Plans	53
Director Releases	62	Non-Compete Valuations	60
Director Support Agreements	1	Officer Releases	62
Dissenting Share	3	Option Holder Release Agreements	3
Dissenting Shareholder	3	Parent	1
DOL	20	Parent Benefit Plans	37
DSAs	4	Parent Capital Stock	32
Effective Time	2	Parent Common Stock	2
Enforceability Exceptions	13	Parent Constituent Documents	73
Environmental Laws	26	Parent Contract	40
ERISA	19	Parent Disclosure Schedule	31

INDEX OF DEFINED TERMS

Excess Transaction Expenses	5	Parent ERISA Affiliate	37
Parent Meeting	51	Target ERISA Affiliate	19
Parent Qualified Plans	37	Target Indemnified Parties	55
Parent Regulatory Agreement	41	Target Leased Properties	27
Parent Reports	34	Target Meeting	51
Parent SBLF Preferred Stock	4	Target Option	3
Parent Subsidiary	31	Target Owned Properties	26
PBGC	20	Target Qualified Plans	20
PEO	22	Target Real Property	27
PEO Agreement	22	Target Regulatory Agreement	25
Per Option Amount	6	Target Reports	14
Per Share Cash Consideration	7	Target SBLF Preferred Stock	3
Per Share Merger Consideration	7	Target Stock Option Plans	3
Per Share Stock Consideration	7	Target Subsidiary	11
Permitted Encumbrances	27	Tax	74
Person	73	Tax Effected	7
Regulatory Agencies	14	Tax Return	74
Representatives	57	Taxes	74
Requisite Parent Vote	33	TBOC	1
Requisite Regulatory Approvals	73	TDB	14
Requisite Target Vote	13	Termination Date	64
Restrictive Covenant	21	Termination Fee	67
S-4	28	Texas Secretary of State	2
SEC	14	Trust I	30
Second-Step Merger	1	Trust I Indenture	30
Securities Act	73	Trust Preferred Issuance	30
Signing Date Aggregate Merger Consideration	66	Unbooked Amounts	7
Starting Index	66	Voting Agreement	1
Starting Price	66
Stock Price	7
Subsidiary	73
Surviving Corporation	1
Takeover Statutes	27
Tangible Common Equity	7
Target	1
Target Bank	1
Target Benefit Plans	19
Target Capital Stock	12
Target Common Stock	2
Target Constituent Documents	11
Target Contract	24
Target Disclosure Schedule	10

INDEX OF DEFINED TERMS

Target Employment Agreements	54
Target Equity Awards	12

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 14, 2016 (this “Agreement”), is by and among Veritex Holdings, Inc., a Texas corporation (“Parent”), Spartan Merger Sub, Inc., a Texas corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Sovereign Bancshares, Inc., a Texas corporation (“Target”).
RECITALS
WHEREAS, the Boards of Directors of Parent and Merger Sub have determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction contemplated herein on the terms and subject to the conditions set forth in this Agreement, pursuant to which (i) Merger Sub will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Parent, with Parent being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”);
WHEREAS, the Board of Directors of Target has determined that it is advisable and in the best interests of its company and shareholders to consummate the Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement for Parent to enter into this Agreement, (i) each member of the Boards of Directors of Target and Sovereign Bank (“Target Bank”), a Texas banking association and a wholly-owned Subsidiary of Target, and certain executive officers of Target and Target Bank have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby he or she agreed to vote the shares of Target Common Stock beneficially owned by such Person in favor of this Agreement, the Merger and the transactions contemplated hereby, and (ii) each member of the Boards of Directors of Target and Target Bank that is not party to an employment agreement has entered into a Director Support Agreement in the form attached hereto as Exhibit B (collectively, the “Director Support Agreements”); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
Article I
THE MERGER
1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable Law including the Texas Business Organizations Code (the “TBOC”), at the Effective Time, Merger Sub shall merge with and into Target, with Target as the surviving corporation (sometimes referred to in such capacity as, the “Surviving Corporation”). Target, as the Surviving

Corporation in the Merger, shall continue its corporate existence under the Laws of the State of Texas. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate. The Merger shall become effective as of the date and time (the “Effective Time”) set forth in the certificate of merger (the “Certificate of Merger”) to be filed with and certified by the Secretary of State of the State of Texas (the “Texas Secretary of State”) on the Closing Date. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC.
1.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Dallas, Texas time, on a date and at a place to be specified by the parties, which date shall be no later than fifteen (15) Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
1.3    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Target or the holder of any of the following securities:
(a)    No Effect on Parent Common Stock. Each share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)    Conversion of Target Common Stock. Subject to adjustment contemplated by Article II, each share of the common stock, par value $1.00 per share, of Target issued and outstanding immediately prior to the Effective Time (the “Target Common Stock”), except for Dissenting Shares and Cancelled Shares, shall be cancelled and converted into the right to receive, without interest, the Per Share Merger Consideration. All shares of Target Common Stock that have been converted in the Merger shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Target Common Stock (each, a “Certificate”), shall cease to have any rights with respect to those shares of Target Common Stock, other than the right to receive following the Effective Time the Per Share Merger Consideration pursuant to this Section 1.3(c) and in accordance with procedures set forth in Section 2.3.
(d)    Cancellation of Certain Shares of Target Common Stock. All shares of Target Common Stock that are owned by Target as treasury shares or otherwise owned by Parent, Merger Sub or Target (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Target in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Per Share Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(e)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each outstanding share of Target Common Stock the holder of which has perfected his or her appraisal rights under applicable Law including the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder” and each such share, a “Dissenting Share”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, in the event that a holder of Target Common Stock fails to perfect, withdraws or otherwise loses any such right or remedy granted by Subchapter H of Chapter 10 of the TBOC, each share of Target Common Stock held by such shareholder shall be converted into and represent only the right to receive the Per Share Merger Consideration. Target shall give Parent prompt notice upon receipt by Target of any demands for payment of the value of such shares of Target Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Target shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable Law. Any payments made in respect of shares held by a Dissenting Shareholder shall be made by the Surviving Corporation (or Parent as its successor following consummation of the Second Step Merger).
(f)    Target Stock Options. Notwithstanding anything in Sovereign Banchares, Inc. 2004 Stock Incentive Plan or pursuant to a nonqualified stock option agreement with Target (collectively, the “Target Stock Option Plans”) to the contrary, each option granted by Target to purchase shares of Target Common Stock under a Target Stock Option Plan (“Target Option”) that is unexpired, outstanding and unexercised (whether vested or unvested) immediately prior to the Effective Time shall fully vest and shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Target Common Stock available for purchase pursuant to such Target Stock Option multiplied by (ii) the excess, if any, of the Per Option Amount over the exercise price per share of Target Common Stock; provided, that the right to receive such cash consideration shall be conditioned upon the holder thereof executing and delivering to Target an option holder release agreement (collectively, the “Option Holder Release Agreements”) contemplated by Section 7.2(e)(iv). To the extent that any Target Option that has an exercise price per share of Target Common Stock that is greater than or equal to the Per Option Amount, such Target Option shall be cancelled in exchange for no consideration. Payments to the holders of Target Options shall be subject to applicable withholding under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment, and Parent shall deliver such withheld amount to the applicable taxing authority.
(g)    Conversion of Target Preferred Stock. Each share of Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value, of Target (“Target SBLF Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock of Parent with an equal liquidation preference (“Parent SBLF Preferred Stock”).

Any such Parent SBLF Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Parent SBLF Preferred Stock on terms that are equivalent to the terms of the Target SBLF Preferred Stock issued and outstanding immediately prior to such exchange, taken as a whole. Any such exchange of the shares of Target SBLF Preferred Stock for shares of Parent SBLF Preferred Stock shall be in accordance with the terms of any securities purchase and other agreements pursuant to which such shares of Target SBLF Preferred Stock were issued or required to be entered into in order to effect such change.
(h)    Target Deferred Stock Awards. Immediately prior to the Effective Time, except as otherwise agreed by Parent and the holder thereof, each deferred stock award granted in respect of a share of Target Common Stock (collectively, the “DSAs”) that is outstanding immediately prior to the Effective Time and which is subject to vesting criteria shall vest in full in accordance with its terms and be converted into and represent only the right to receive the Per Share Merger Consideration for each share of Target Common Stock then subject to the DSA.
1.4    Certificate of Formation and Bylaws of Surviving Corporation. At the Effective Time, the certificate of formation and bylaws of Merger Sub, as in effect at the Effective Time, shall be the certificate of formation and bylaws of the Surviving Corporation in the Merger until thereafter amended in accordance with applicable Law.
1.5    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of formation and bylaws.
1.6    Tax Free Reorganization. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Parent, Merger Sub and Target shall each be a party to such reorganization within the meaning of § 368(b) of the Code, (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of §§ 354, 361 and 368 of the Code and within the meaning of Treasury Regulation § 1.368-2(g), and (c) unless otherwise required by applicable Law, each of Parent and Target (i) shall report the Merger as a “reorganization” within the meaning of § 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations § 1.368-3.
1.7    The Bank Merger. Immediately following the Integrated Mergers, Target Bank will merge with and into Veritex Community Bank (the “Bank”), a Texas banking association and a wholly-owned Subsidiary of Parent, with the Bank as the surviving bank (the “Bank Merger”). Following the Bank Merger, the separate corporate existence of Target Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger in a form specified by Parent and reasonably acceptable Target (the “Bank Merger Agreement”).

ARTICLE II
ADJUSTMENT TO AGGREGATE MERGER CONSIDERATION;
EXCHANGE PROCEDURES
2.1    Adjustment to Aggregate Merger Consideration.
(a)    As used in this Agreement, the following terms have the following meanings:
(i)    “Aggregate Cash Consideration” means $58,000,000 less the amount of the Tax Effected Excess Transaction Expenses, and also subject to adjustment as provided for in Section 2.1(c).
(ii)    “Aggregate Merger Consideration” means the dollar value of the sum of the Aggregate Cash Consideration (as it may be adjusted) plus the Aggregate Parent Stock Value.
(iii)    “Aggregate Parent Stock Value” means the Stock Price multiplied by the Aggregate Stock Consideration.
(iv)    “Aggregate Stock Consideration” means 5,117,647 shares of Parent Common Stock.
(v)    “Budgeted Transaction Expenses” means an amount equal to $16,250,000.
(vi)    “Diluted Target Shares” means the number of shares of Target Common Stock that would be outstanding immediately before the Effective Time, if all vested, unexercised and unexpired Target Options were exercised to purchase shares of Target Common Stock available for purchase pursuant to such Target Options and including the number of shares subject to DSAs; provided, however, that any Target Option that has an exercise price per share of Target Common Stock that is greater than or equal to the Per Option Amount shall not be included for purposes of calculating the total shares of Target Common Stock outstanding immediately before the Effective Time.
(vii)    “Excess Transaction Expenses” means the amount by which the Gross Transaction Expenses through the Closing Date are greater than the Budgeted Transaction Expenses. For avoidance of doubt, for purposes of the calculation of the Excess Transaction Expenses, the Gross Transaction Expenses shall include all of the Gross Transaction Expenses relating to this Agreement and the transactions contemplated hereby, whenever incurred and whether paid, accrued or otherwise, regardless of whether they are included in the calculation of Tangible Common Equity.
(viii)    “Gross Transaction Expenses” means the sum of the Target’s expenses on a consolidated basis related to this Agreement and the transactions contemplated thereby, including the following amounts (without duplication): (A) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (B) the amount of any legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such expenses that are incurred in the ordinary course of business consistent with past practice; (C) the premium or additional cost or expense incurred to purchase the D&O Tail Policy pursuant to Section 6.8; (D) the estimated amount of any penalty or liquidated damages associated with the termination of Target’s Contracts, including with any provider of electronic banking and data processing services prior to or following the Closing Date as provided in Section 6.19; (E)(1) the amount of any payments to be made or benefits provided pursuant to any existing employment, change in control, salary continuation, deferred compensation, severance, noncompetition, retention, bonus, or other similar agreement or arrangement between Target or the Target Bank and any other Person, including any “excess parachute payments” within the meaning of § 280G of the Code, which for purposes of clarity shall not include salary, wages, and other usual, customary and recurring compensation, bonuses or benefits payable to an employee pursuant to any such agreement or arrangement in the ordinary course of business consistent with past practice and notwithstanding this Agreement or consummation of any transaction contemplated thereby; (2) the amount of any payments to be made to cash out any outstanding rights to acquire Target Common Stock pursuant to Section 1.3(f) and the accrual of costs, expenses or Taxes resulting from the acceleration and/or settlement of any such outstanding rights, less any specifically attributable increase in Target’s stockholders’ equity occurring prior to Closing, calculated in accordance with GAAP, (3) except to the extent accounted for under subsections (E)(1) or (E)(2) hereof, the amount of any payroll or other Tax required to be expensed by Target or Target Bank in connection with any payments or benefits described in subsections (E)(1) or (E)(2) hereof, and (4) any costs, fees or expenses to third parties engaged by Target or Target Bank to prepare the Non-Compete Valuations described in Section 6.22(c), or to calculate, value, or provide tax planning or consulting with respect to any payments or benefits described in subsections (E)(1) or (E)(2); (F) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of the final payment; (G) the amount of any cost to fully fund, terminate and liquidate any Target Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Parent; and (H) such other amounts as are agreed upon by Target and Parent.
(ix)    “Per Option Amount” means an amount equal to the quotient of (A) Aggregate Merger Consideration divided by (B) the number of Diluted Target Shares, rounded to the nearest cent.

(x)    “Per Share Cash Consideration” means the amount of cash equal to the quotient of (A) the Aggregate Cash Consideration (as it may be adjusted) divided by (B) the number of issued and outstanding shares of Target Common Stock immediately prior to the Effective Time (which, for purposes of clarity, shall include the shares underlying all issued and outstanding DSAs as set forth in Section 1.3(h)).
(xi)    “Per Share Merger Consideration” means (A) the Per Share Cash Consideration, and (B) the Per Share Stock Consideration.
(xii)    “Per Share Stock Consideration” means the number of shares of Parent Common Stock equal to the quotient of (A) Aggregate Stock Consideration divided by (B) the number of issued and outstanding shares of Target Common Stock immediately prior to the Effective Time (which, for purposes of clarity, shall include the shares underlying all issued and outstanding DSAs as set forth in Section 1.3(h)).
(xiii)    “Stock Price” means the average of the daily volume-weighted average sales price per share of Parent Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System for the twenty (20) full consecutive trading days ending on and including the date preceding the Closing Date.
(xiv)    “Tangible Common Equity” means the difference of:
(A) (1) Target’s stockholders’ equity less preferred stock, and goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, on a consolidated basis, as such components are determined pursuant to generally accepted accounting principles in the United States (“GAAP”), plus (2) the amount equal to the Tax Effected Excess Transaction Expenses to the extent already included in subsection (A)(1) hereof;
minus
(B) the sum of (1) the amount of the Tax Effected Unbooked Amounts, plus (2) any amount required to be added to Target’s allowance for loan losses pursuant to Section 6.9.
(xv)    “Tax Effected” means the amount of an expense or cost as calculated on an after-tax basis to the extent that, and only to the extent that, GAAP and/or the Code and applicable regulations would require the same with respect to such expense or cost in the preparation of financial statements and the tax rate(s) used in such calculation shall be as provided for under GAAP and/or the Code and applicable regulations.

(xvi)    “Unbooked Amounts” means, the sum of (A) the amount of the Budgeted Transaction Expenses, plus (B) the amount of Target’s expenses through the Closing that are not Gross Transaction Expenses, plus (C) the ratable amount through the Closing Date of any interest and dividends payable with respect to the Trust Preferred Issuance and to the Target SBLF Preferred Stock, but only to the extent subsections (A), (B) and (C) hereof have not been previously paid or accrued by Target and accounted for in connection with the determination required by Section 2.1(a)(xiv)(A)(1) hereof.
(b)    Target shall, at least three (3) Business Days before the Closing Date, provide Parent with a preliminary calculation of the Tangible Common Equity. If Parent disagrees with such calculation of the Tangible Common Equity, Target and Parent shall meet and work in good faith to resolve any such disagreement. If Parent and Target cannot resolve any such disagreement, then Whitley Penn LLP shall resolve any such disagreement prior to the Closing Date which resolution shall be final and binding upon Parent and Target. The calculation of the Tangible Common Equity will be prepared and presented in the form set forth in Confidential Schedule 2.1(b).
(c)    If Target’s Tangible Common Equity on the Closing Date is less than $89,000,000 (the “Minimum Tangible Common Equity”), the Aggregate Cash Consideration will be reduced by an amount equal to the difference between the Minimum Tangible Common Equity and the Tangible Common Equity.
2.2    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to Target (the “Exchange Agent”), immediately available funds equal to the Aggregate Cash Consideration, certificates or, at Parent’s option, evidence of shares in book entry form representing the shares of Parent Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued and paid pursuant to Article I and in accordance with Section 2.3(a) in exchange for outstanding shares of Target Common Stock.
2.3    Delivery of Merger Consideration.
(a)    As soon as practicable, but in no event later than ten (10) Business Days, after the Effective Time, the Exchange Agent shall mail to each holder of record (the “Holder”), of shares of Target Common Stock as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of any Certificate(s)) to the Exchange Agent and shall be substantially in such form as shall be prescribed by the Exchange Agent) (the “Letter of Transmittal”), and (ii) instructions for use in surrendering Certificate(s) in exchange for the Per Share Merger Consideration upon surrender of any Certificate. Parent shall cause the Exchange Agent to provide Target a reasonable opportunity to review and comment upon the Letter of Transmittal and other transfer documents, or any amendments or supplements thereto, prior to disseminating to the Holders and Parent shall consider and shall cause the Exchange Agent to consider any comments proposed by Target in good faith.

(b)    Within five (5) Business Days after surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall pay and distribute to such Holder of Target Common Stock the Per Share Merger Consideration in respect of the shares of Target Common Stock represented by its Certificate(s), as applicable. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration upon surrender of such Target Common Stock in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.
(c)    In the event of a transfer of ownership of a Certificate representing Target Common Stock that is not registered in the stock transfer records of Target, the Per Share Merger Consideration shall be delivered pursuant to Section 2.3(b) in exchange therefor to a Person other than the Person in whose name the Target Common Stock so surrendered is registered if the Certificate formerly representing such Target Common Stock shall be properly endorsed, if a Certificate, or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Per Share Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Target Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided, that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Per Share Merger Consideration to a Person other than the registered Holder of the Target Common Stock with respect to which such payment is made) shall be borne and paid by Parent and Merger Sub. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid over to the applicable Tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Target Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.
(d)    After the Effective Time, there shall be no transfers on the stock transfer books of Target of any shares of Target Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Target Common Stock that occurred prior to the Effective Time. If, after the Effective Time, any Target Common Stock is presented for transfer to the Exchange Agent, it shall be cancelled and exchanged for the Per Share Merger Consideration in accordance with Section 1.3 and the procedures set forth in this Article II.
(e)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Target as of the first anniversary of the Effective Time shall be paid to Parent; provided, that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent’s option, such portion shall instead be paid to Parent. Any former shareholders of Target who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Per Share Merger Consideration, without any interest thereon. None of Parent, Target, the Exchange Agent or any other Person shall be liable to any former Holder of shares of Target Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(g)    Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and compliance by any Target shareholder with the procedures and instructions set forth herein and therein.
(h)    No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate until the Holder thereof shall surrender such Certificate in accordance with this Section 2.3. After the surrender of a Certificate in accordance with this Section 2.3, the record Holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Target Common Stock represented by such Certificate have been converted into the right to receive.
(i)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, after aggregating all shares converted with respect to such former shareholder of Target, Parent shall pay to each former shareholder of Target who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) Stock Price by (ii) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Parent Common Stock which such Holder would otherwise be entitled to receive pursuant to Section 1.3. Additionally, the aggregate Per Share Cash Consideration to be paid to each shareholder shall be rounded to the nearest cent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET
Except as disclosed in the disclosure schedules delivered by Target to Parent concurrently herewith (the “Target Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Target Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Target that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (i) any other section of Article III specifically referenced or cross-referenced and (ii) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Target hereby represents and warrants to Parent as follows:
3.1    Corporate Organization.
(a)    Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Target is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.
(b)    True and complete copies of the certificate of formation and bylaws of Target (collectively, the “Target Constituent Documents”), each as amended and as in effect as of the date of this Agreement, have previously been made available by Target to Parent.
(c)    Confidential Schedule 3.1(c) of the Target Disclosure Schedules sets forth a true and complete list of all Subsidiaries of Target.
(d)    Each Subsidiary of Target (a “Target Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target Subsidiary. There are no restrictions on the ability of any Subsidiary of Target to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Target that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

3.2    Capitalization.
(a)    The authorized capital stock of Target consists of 10,000,000 shares of Target Common Stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, no par value per share (collectively, “Target Capital Stock”). As of the date of this Agreement, there are (i) 5,258,200 shares of Target Common Stock issued and outstanding, which number does not include 60,000 shares of Target Common Stock granted in respect of outstanding DSAs, (ii) 45,720 shares of Target Common Stock reserved for issuance upon the exercise of outstanding Target Stock Options, (iii) 24,500 shares of Target SBLF Preferred Stock issued and outstanding, (iv) no shares of Non-Cumulative Perpetual Preferred Stock, Series A, no par value, issued and outstanding (v) no shares of Non-Cumulative Perpetual Preferred Stock, Series B, no par value, issued and outstanding, (vi) no shares of Target Capital Stock held in treasury, and (vii) no other shares of capital stock or other voting securities of Target issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Target Common Stock and Target preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Confidential Schedule 3.2(a) of the Target Disclosure Schedules, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Target may vote.
(b)    Confidential Schedule 3.2(b) of the Target Disclosure Schedules sets forth a true, correct and complete list of all (i) issued and outstanding Target Capital Stock (and the Holders thereof) and (ii) Target Options and DSAs (collectively, the “Target Equity Awards”) outstanding as of the date hereof specifying, on a Holder-by-Holder basis, (A) the name of each Holder, (B) the number of shares subject to each such Target Equity Award, (C) the grant date of each such Target Equity Award, (D) the Target Stock Option Plan under which such Target Equity Award was granted, (E) the exercise price for each such Target Equity Award that is a Target Stock Option, and (F) the expiration date for each such Target Equity Award that is a Target Stock Option. Other than the Target Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Target or any of its Subsidiaries) are outstanding. Except as disclosed in Confidential Schedule 3.2(b) of the Target Disclosure Schedules, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Target to issue, transfer, sell, purchase, redeem or otherwise acquire, any securities. To the Best Knowledge of Target, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Target Common Stock or other equity interests of Target, other than the Voting Agreements.
(c)    Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Target Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Target Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3    Authority; No Violation.
(a)    Target has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Target. The Board of Directors of Target has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Target and its shareholders, approves this Agreement, recommends that this Agreement be approved by Target’s shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Target’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the Holders of two-thirds of the outstanding shares of Target Capital Stock (the “Requisite Target Vote”), no other corporate proceedings on the part of Target are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly executed and delivered by Target and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(c)    Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the terms or provisions hereof, will (i) violate any provision of the Target Constituent Documents or (ii) assuming that the consents and approvals referred to in Confidential Schedule 3.4 of the Target Disclosure Schedules and Confidential Schedule 4.4 of the Parent Disclosure Schedules are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or any of its Subsidiaries or any of their respective properties or assets or (y) in any material respect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Target or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Target or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
3.4    Consents and Approvals. Except as set forth on Confidential Schedule 3.4 of the Target Disclosure Schedules, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory agency (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Target of this Agreement or (ii) the consummation by Target of the Merger and the other transactions contemplated hereby (including the Bank Merger).
3.5    Reports.
(a)    Target and each of its Subsidiaries have timely filed all material reports, registrations, documents, filings, statements, materials and submissions together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (i) any state regulatory authority including the Texas Department of Banking (the “TDB”), (ii) the Securities and Exchange Commission (the “SEC”), (iii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization ((i) — (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency (the foregoing, collectively, the “Target Reports”), and have paid all fees and assessments due and payable in connection therewith.
(b)    As of their respective filing dates, the Target Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Target Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Target Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading. As of the date of this Agreement, there are no outstanding comments from any Governmental Entity with respect to any such Parent Report.
(c)    Except as set forth on Confidential Schedule 3.5(c) of the Target Disclosure Schedules and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Target and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Best Knowledge of Target, investigation into the business or operations of Target or any of its Subsidiaries since January 1, 2013, (ii) there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Target or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Target or any of its Subsidiaries since January 1, 2013. Target and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Governmental Entity.
3.6    Financial Statements.
(a)    A true and complete copy of the audited consolidated balance sheet of Target and its Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related audited consolidated statements of income, shareholders’ equity, and cash flows of Target and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Target’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheets of Target and its Subsidiaries as of September 30, 2016 (the “2016 Balance Sheet”) and September 30, 2015, and the related consolidated statements of income, shareholders’ equity and cash flows of Target and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached to Confidential Schedule 3.6(a) of the Target Disclosure Schedules. Each of the Financial Statements, the Interim Financial Statements and the financial statements to be prepared by Target after the date of this Agreement (i) has been, or will be, prepared based on the books and records of Target and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, or will fairly present, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholder’s equity of Target and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.
(b)    The books and records of Target and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. Target’s independent auditor has not resigned or been dismissed as independent public accountants of Target as a result of or in connection with any disagreements with Target on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)    The records, systems, controls, data and information of Target and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Target or its Subsidiaries or their accountants (including all means of access thereto and therefrom). Target (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Target and its Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)    Since January 1, 2013, (i) neither Target nor any of its Subsidiaries, nor, to the Best Knowledge of Target, any director, officer, auditor, accountant or representative of Target or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Target or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Target or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Target or any of its Subsidiaries, whether or not employed by Target or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Target or any of its officers, directors, employees or agents to the Board of Directors of Target or any committee thereof or to the Best Knowledge of Target, to any director or officer of Target.
3.7    No Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on the 2016 Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the 2016 Balance Sheet or (c) that are not, individually or in the aggregate, material to Target and its Subsidiaries, taken as a whole.
3.8    Broker’s Fees. Except as set forth in Confidential Schedule 3.8 of the Target Disclosure Schedules, neither Target nor any Target Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Target has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by Target of Sandler O’Neill + Partners, LP, related to the Merger and the other transactions contemplated hereunder.
3.9    Absence of Certain Changes or Events. Since January 1, 2016: (a) Target and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Target; and (c) except as set forth in Confidential Schedule 3.9 of the Target Disclosure Schedules, none of Target or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.2(a)-5.2(t).
3.10    Legal Proceedings.
(a)    Except as set forth on Confidential Schedule 3.10(a) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to Target’s Best Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates), that would reasonably be expected to be material to Target and its Subsidiaries, individually or taken as a whole.

3.11    Taxes and Tax Returns.
(a)    Each of Target and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Target and its Subsidiaries that are due, whether or not shown on any Tax Return, have been fully and timely paid. Each of Target and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.
(c)    Neither Target nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Target nor any of its Subsidiaries has granted any extension or waiver of any statute of limitation period applicable to any material Tax that remains in effect. The U.S. federal income Tax Returns of Target and its Subsidiaries for all years to and including 2010 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d)    No claim has been made in writing by any Governmental Entity in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or such subsidiary is or may be subject to taxation by that jurisdiction.
(e)    There are no Liens for Taxes on any of the assets of Target or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(f)    Neither Target nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Target and its Subsidiaries or the assets of Target and its Subsidiaries which have not been paid, settled or withdrawn.
(g)    With respect to any taxable year (or portion thereof) beginning on or after January 1, 2010 and ending on the Closing Date, neither Target nor any of its Subsidiaries (i) has made or is required to make any change in accounting methods or (ii) received or sought a private letter ruling, closing agreement or gain recognition agreement with respect to Taxes.
(h)    Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account of Target or its Subsidiaries described in Treasury regulations promulgated under § 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax Law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) change in Target or its Subsidiaries method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or corresponding or similar provision of state or local Tax laws), or (v) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax laws).
(i)    Neither Target nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Target and its Subsidiaries). Neither Target nor any of its Subsidiaries (A) has been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group of which Target was the common parent) or (B) has any liability for the Taxes of any Person (other than Target or any of its Subsidiaries) arising from the application of Treasury Regulation § 1.1502-6, or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.
(j)    Neither Target nor any of its Subsidiaries has distributed stock to another Person, or has its stock distributed by another Person (i) during the two-year period ending on the date hereof that was intended to be governed in whole or in part by § 355 of the Code, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated herein.
(k)    Neither Target nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation § 1.6011-4(b)(1) or a transaction that is substantially similar to a listed transaction as defined under §§ 6011, 6111 and 6112 of the Code.
(l)    Neither Target nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.
(m)    Neither Target nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(n)    Neither Target nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(o)    Confidential Schedule 3.11(o) lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Target or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which Target or any its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of § 409A(a) of the Code by its terms and has been operated in accordance with such requirements.
(p)    The exercise price of all Target Options is at least equal to the fair market value of the Target Common Stock on the date such Target Options were granted. All Target Options are exercisable for “service recipient stock” (as defined under Treasury Regulation § 1.409A-1(b)(5)(iii)).
(q)    Except as set forth on Confidential Schedule 3.11(q)(i) of the Target Disclosure Schedules, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Target or any of its Subsidiaries to which or by which Target or any of its Subsidiaries or their assets are bound that, considered individually or collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under § 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Confidential Schedule 3.11(q)(ii) of the Target Disclosure Schedules lists each Person who (x) as of the Closing, could be reasonably expected to be a “disqualified individual” (within the meaning of § 280G of the Code and the regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries and (y) who could reasonably be expected to receive an “excess parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law. Target has made available to Parent true, correct and complete copies of § 280G calculations (whether or not final) with respect to each such disqualified individual in connection with the transactions contemplated hereby. Except as set forth on Confidential Schedule 3.11(q)(iii) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is under any obligation to gross up any Taxes imposed under § 4999 of the Code.
3.12    Employees.
(a)    Confidential Schedule 3.12(a) of the Target Disclosure Schedules lists all Target Benefit Plans. For purposes of this Agreement, “Target Benefit Plans” means all employee benefit plans (as defined in § 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Target or any Subsidiary or any trade or business of Target or any of its Subsidiaries, whether or not incorporated, all of which together with Target would be deemed a “single employer” within the meaning of § 4001 of ERISA (a “Target ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by any of Target, its Subsidiaries, a Target ERISA Affiliate or the PEO for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Target or any of its Subsidiaries or any Target ERISA Affiliate.

(b)    Target has heretofore made available to Parent true and complete copies of each of the Target Benefit Plans and certain related documents, including (i) all summary plan descriptions, amendments, modifications or material supplements to any Target Benefit Plan, (ii) where any Target Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to a Target Benefit Plan, (v) the most recently prepared actuarial report for each Target Benefit Plan (if applicable) for each of the last three (3) years and (vi) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guaranty Corporation (the “PBGC”).
(c)    Each Target Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Within the past three (3) years, neither Target nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Target Benefit Plan, and neither Target nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)    Confidential Schedule 3.12(d) of the Target Disclosure Schedules identifies each Target Benefit Plan that is intended to be qualified under § 401(a) of the Code (the “Target Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Target Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Best Knowledge of Target, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Target Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Target Benefit Plan is intended to meet the requirements of § 501(c)(9) of the Code.
(e)    None of Target nor any of its Subsidiaries nor any Target ERISA Affiliate has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” as defined in § 3(2) of ERISA, subject to Title IV of ERISA or § 412 of the Code.
(f)    Except as set forth in Confidential Schedule 3.12(g) of the Target Disclosure Schedules, none of Target nor its Subsidiaries nor any Target ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of § 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of § 4063 of ERISA (a “Multiple Employer Plan”).
(g)    Except as set forth in Confidential Schedule 3.12(g) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or retiree health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by § 4980B of the Code.

(h)    All contributions required to be made to any Target Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Target Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Target.
(i)    There are no pending or, or to the Best Knowledge of Target, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Target’s Best Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Target Benefit Plans, any fiduciaries thereof with respect to their duties to the Target Benefit Plans or the assets of any of the trusts under any of the Target Benefit Plans that could reasonably be expected to result in any liability of Target or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Target Benefit Plan or any other party.
(j)    None of Target and its Subsidiaries nor any Target ERISA Affiliate nor any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in § 4975 of the Code or § 406 of ERISA), which could subject any of the Target Benefit Plans or their related trusts, Target, any of its Subsidiaries, any Target ERISA Affiliate or any Person that Target or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under § 4975 of the Code or § 502 of ERISA.
(k)    Except as set forth in Confidential Schedule 3.12(k) of the Target Disclosure Schedules, neither the execution and delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Target or any of its Subsidiaries, or result in any limitation on the right of Target or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Target Benefit Plan or related trust. Neither Target nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Target or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(l)    There are no pending or, to Target’s Best Knowledge, threatened labor grievances or unfair labor practice claims or charges against Target or any of its Subsidiaries, or any strikes or other labor disputes against Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries and, to the Best Knowledge of Target, there are no organizing efforts by any union or other group seeking to represent any employees of Target or any of its Subsidiaries and no employees of Target or any of its Subsidiaries are represented by any labor organization.

(m)    To the Best Knowledge of Target, no current or former employee or independent contractor of Target or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to Target or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for Target or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
(n)    Except for the Human Capital Management Services Agreement (the “PEO Agreement”) between Target Bank and TRINET HR Corporation (together with its Affiliates, the “PEO”) dated effective as of February 19, 2010, neither Target nor any of its Subsidiaries is a party to or bound by any agreement relating to the employment of any current employee with a professional employer or employee leasing organization. Target has complied in all material respects with its responsibilities under the PEO Agreement.
3.13    Compliance with Applicable Law.
(a)    Target and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target, and to the Best Knowledge of Target no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Target and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Target or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, §§ 23A and 23B of the Federal Reserve Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Target Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(b)    Without limitation, none of Target, or its Subsidiaries, or to the Best Knowledge of Target, any director, officer, employee, agent or other Person acting on behalf of

Target or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Target or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Target or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of Target or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Target or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Target or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Target or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
3.14    Certain Contracts.
(a)    Confidential Schedule 3.14(a) of the Target Disclosure Schedules lists each of the following types of contracts to which Target or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:
(i)    any contract that would be required to be filed by Target as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed by Target on a Current Report on Form 8-K if Target was required to file such reports under applicable Law;
(ii)    any contract that limits the ability of Target or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or, to Target’s Best Knowledge, upon consummation of the Merger will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;
(iii)    any contract that obligates Target or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Target or any of its Subsidiaries “most favored nation” status or similar rights;
(iv)    any contract to which any Affiliate, officer, director, employee, independent contractor or consultant of Target is a party or beneficiary;
(v)    any contract that limits the payment of dividends by Target or any of its Subsidiaries;

(vi)    any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;
(vii)    any contract relating to indebtedness of Target of more than $50,000;
(viii)    any contract that by its terms calls for annual payments or receipt by Target and its Subsidiaries under such contract of more than $100,000;
(ix)    any contract that provides for potential indemnification payments by Target or any of its Subsidiaries or the potential obligation of Target or any of its Subsidiaries to repurchase Loans;
(x)    any contract that is material to Target’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;
(xi)    any contract that provides any rights to investors in Target, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Target’s or any of its Subsidiaries’ Board of Directors;
(xii)    any contract that is a data processing, software programming or licensing contract involving the payment of more than $100,000 per annum;
(xiii)    any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;
(xiv)    Target Benefit Plan, including any contract with any professional employer organization providing employees and services to Target or any of its Subsidiaries;
(xv)    any contract in respect of any (i) owned real property or (ii) leased premises with respect to which Target or any of its Subsidiaries is either a landlord or tenant (or subtenant); or
(xvi)    any contract not of the type described in clauses (i) through (xv) above and which involved the payments by, or to, Target or any of its Subsidiaries in the fiscal year ended December 31, 2015, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2016, of more than $100,000 (other than pursuant to Loans originated or purchased by Target or any of its Subsidiaries in the ordinary course of business consistent with past practice).
Each Contract of the type described in clauses (i) through (xvi) is referred to herein as a “Target Contract.” A true and complete copy of each Target Contract has been made available to Parent prior to the date hereof.

(b)    Each Target Contract is valid and binding on Target or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Target. Target and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Target Contract, except where such noncompliance, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Target. To Target’s Best Knowledge, each third-party counterparty to each Target Contract has performed all obligations required to be performed by it to date under such Target Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Target or any of its Subsidiaries under any such Target Contract, except where such default, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Target.
3.15    Agreements with Regulatory Agencies. Except as set forth on Confidential Schedule 3.15 of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or Board of Directors’ resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Target Disclosure Schedules, a “Target Regulatory Agreement”), nor has Target or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Target Regulatory Agreement. Target and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject. Target and its Subsidiaries have not received any notice from any Governmental Entity indicating that Target or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement.
3.16    Risk Management Instruments.
(a)    Confidential Schedule 3.16(a) of the Target Disclosure Schedules sets forth a list of all Derivative Transactions entered into as of the date of this Agreement for the account of the Target or one of its Subsidiaries or for the account of a customer of Target or one of its Subsidiaries. All Derivative Transactions, whether entered into for the account of Target or one of its Subsidiaries or for the account of a customer of Target or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and in material compliance with applicable Laws and other policies, practices, procedures employed by Target, as applicable, and are legal, valid and binding obligations of Target or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect.

(b)    Target and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Best Knowledge of Target, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(c)    The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Target and such Subsidiaries in accordance with GAAP.
3.17    Environmental Matters.
(a)    Each of Target and its Subsidiaries, and, to the Best Knowledge of Target, any property in which Target or any of its Subsidiaries holds a security interest is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, “Environmental Laws”).
(b)    There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Best Knowledge of Target, threatened against Target or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose on Target or any of its Subsidiaries, any material liability or obligation arising under any Environmental Law pending or, to the Best Knowledge of Target, threatened against Target or any of its Subsidiaries.
(c)    Target is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. Except as set forth on Confidential Schedule 3.17(c) of the Target Disclosure Schedules, there has been no written third-party environmental site assessment conducted assessing the presence of hazardous materials located on any property owned or leased by Target or any Target Subsidiary that is within the possession or control of Target and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.
3.18    Investment Securities and Commodities.
(a)    Each of Target and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Target or its Subsidiaries. Such securities and commodities are valued on the books of Target in accordance with GAAP in all material respects.
(b)    Target and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Target believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Target has made available to Parent the material terms of such policies, practices and procedures.

3.19    Real Property. Target or a Target Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Target Reports as being owned by Target or a Target Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Target Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Target Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Target Leased Properties” and, collectively with the Target Owned Properties, the “Target Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Target’s Best Knowledge, the lessor. There are no pending or, to the Best Knowledge of Target, threatened condemnation proceedings against the Target Real Property.
3.20    Intellectual Property. Target and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To the Best Knowledge of Target, (i) (A) the use of any Intellectual Property by Target and its Subsidiaries does not infringe, misappropriate or otherwise violate in any material respect the rights of any Person and is in accordance in all material respects with any applicable license pursuant to which Target or any Target Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to Target that Target or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) no Person is challenging, infringing on or otherwise violating in any material respect any right of Target or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Target or its Subsidiaries, and (iii) neither Target nor any Target Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Target or any Target Subsidiary, and Target and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Target and its Subsidiaries.
3.21    Related Party Transactions. Except as set forth in Confidential Schedule 3.21 of the Target Disclosure Schedules, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Target or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Target or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Target Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Target) on the other hand, except those of a type available to employees of Target or its Subsidiaries generally.

3.22    State Takeover Laws. The Board of Directors of Target has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Subchapter M of Chapter 21 of the TBOC and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”).
3.23    Reorganization. Target has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.
3.24    Opinion of Target’s Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Target has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill + Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Aggregate Merger Consideration in the Merger is fair from a financial point of view to the holders of Target Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25    Target Information. The information relating to Target and its Subsidiaries which is provided by Target or its representatives for inclusion in the joint proxy statement in definitive form relating to the meetings of Target’s and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”) and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”), or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.26    Loan Portfolio.
(a)    As of the date hereof, except as set forth in Confidential Schedule 3.26(a) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Target or any Subsidiary of Target is a creditor which as of September 30, 2016, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2016, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Target or any of its Subsidiaries, or to the Best Knowledge of Target, any Affiliate of any of the foregoing.

(b)    Set forth in Confidential Schedule 3.26(b) of the Target Disclosure Schedules is a true, correct and complete list of (A) all of the Loans of Target and its Subsidiaries that, as of September 30, 2016, were classified by Target as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Target or any of its Subsidiaries that, as of September 30, 2016, is classified as “Other Real Estate Owned” and the book value thereof.
(c)    To Target’s Best Knowledge, each Loan of Target and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Target and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of the Loans.
(d)    To Target’s Best Knowledge, each outstanding Loan of Target and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Target and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.
(e)    None of the agreements pursuant to which Target or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)    There are no outstanding Loans made by Target or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Target or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)    Neither Target nor any of its Subsidiaries is now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.27    Deposits. Except as set forth on Confidential Schedule 3.27 of the Target Disclosure Schedules, no deposit of Target Bank (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
3.28    Insurance. Target and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Target reasonably has determined to be prudent and consistent with industry practice, and Target and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Confidential Schedule 3.28 of the Target Disclosure Schedules, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Target and its Subsidiaries, Target or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.
3.29    Outstanding Trust Preferred Securities of Subsidiary Trust.
(a)    Target has issued and has presently outstanding $8,609,000 of Floating Rate Junior Subordinated Deferrable Interest Notes due July 1, 2038 held by SovDallas Capital Trust I (“Trust I”) pursuant to an Indenture dated as of May 29, 2008 (“Trust I Indenture”) between Target, as issuer, and Wilmington Trust Company, as Trustee. Trust I has issued and has presently outstanding $8,350,000 in trust preferred securities (liquidation amount $1,000 per trust preferred security) pursuant to the terms of the Amended and Restated Trust Agreement dated as of May 29, 2008, among Target, as sponsor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the administrative trustees named therein (the issuance of such securities and all documents and instruments related thereto being referred to collectively herein as the “Trust Preferred Issuance”).
(b)    All representations and warranties as made by Target in the documents related to the Trust Preferred Issuance were true in all material respects when made. The Trust Preferred Issuance was authorized, issued and, to Target’s Best Knowledge, sold in compliance with all applicable legal requirements in all respects.
(c)    Target is current on all dividend payments payable with respect to Floating Rate Junior Subordinated Deferrable Interest Notes due July 1, 2038 issued as part of the Trust Preferred Issuance.
3.30    Target SBLF Preferred Stock. Target is current on all dividends payable on the Target SBLF Preferred Stock.
3.31    Regulatory Approvals. Target is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.32    No Other Representations or Warranties.
(a)    Except for the representations and warranties made by Target in this Article III, neither Target nor any other Person makes any express or implied representation or warranty with respect to Target, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Target hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Target nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Target, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Target in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of Target, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Target acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except (i) as disclosed in the disclosure schedule delivered by Parent to Target concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent Reports filed by Parent since October 8, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to Target as follows:
4.1    Corporate Organization.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
(b)    Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent Subsidiary. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
4.2    Capitalization.
(a)    The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, $0.01 par value per share (collectively, “Parent Capital Stock”). As of December 9, 2016, there are (i) 10,747,938 shares of Parent Common Stock issued and outstanding, (ii) 453,866 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock and 149,543 shares of Parent Common Stock reserved for vesting of outstanding restricted stock units shares of Parent Common Stock, (iii) 25,000 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock, (iv) no shares of Parent preferred stock issued and outstanding, (vii) 10,000 shares of Parent Capital Stock held in treasury, and (viii) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock and Parent preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Confidential Schedule 4.2(a) of the Parent Disclosure Schedules, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote.
(b)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such

Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)    At the Effective Time, the shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof. All shares of Parent Common Stock issued since October 8, 2014 have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
4.3    Authority; No Violation.
(a)    Parent has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders, approves this Agreement, recommends that the issuance of shares of Parent Common Stock in connection with the Merger be approved by Parent’s shareholders and has directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted to Parent’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of the holders of a majority of the votes cast by the holders of shares of Parent Common Stock at the Parent Meeting (the “Requisite Parent Vote”), no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Target) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(c)    Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Constituent Documents, or (ii) assuming that the consents and approvals referred to in Confidential Schedule 3.4 of the Target Disclosure Schedules and Confidential Schedule 4.4 of the Parent Disclosure Schedules are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) in any material respect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4    Consents and Approvals. Except as set forth on Confidential Schedule 4.4 of the Parent Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (a) the execution and delivery by Parent of this Agreement or (b) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger).
4.5    Reports.
(a)    Parent and each of its Subsidiaries have timely filed all material reports, registrations, documents, filings, statements, materials and submissions together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with any Regulatory Agency, including any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency (the foregoing, collectively, the “Parent Reports”), and have paid all fees and assessments due and payable in connection therewith.
(b)    As of their respective filing dates, the Parent Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Parent Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Parent Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading. As of the date of this Agreement, there are no outstanding comments from any Governmental Entity with respect to any such Parent Report.
(c)    Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Best Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2013.
4.6    Financial Statements.
(a)    The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) and such financial statements prepared by Parent after the date of this Agreement (i) have been, or will be, prepared from, and in accordance with, the books and records of Parent and its Subsidiaries (except as may be disclosed therein), (ii) fairly present, or will fairly present, in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the omission of notes to the extent permitted by Regulation S-X of the SEC), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(b)    The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Grant Thornton, LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)    Since January 1, 2013, (i) neither Parent nor any of its Subsidiaries, nor, to the Best Knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the Best Knowledge of Parent, to any director or officer of Parent.
(d)    Neither Parent nor any of its Subsidiaries has any liability of any material nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.
4.7    No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on Parent’s financial statements included with its Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2016, (b) incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) incurred in connection with this Agreement and the transactions contemplated hereby, or (d) that are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.
4.8    Broker’s Fees. With the exception of Stephens Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.9    Absence of Certain Changes or Events. Since January 1, 2016: (a) Parent and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent; and (c) none of Parent or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.3(a)-5.3(f).
4.10    Legal Proceedings.
(a)    Except as would not reasonably be expected to result in a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Best Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
4.11    Taxes and Tax Returns.
(a)    Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due, whether or not shown on any Tax Return, have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.
(c)    Neither Parent nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of any statute of limitation period applicable to any material Tax that remains in effect. The U.S. federal income Tax Returns of Target and its Subsidiaries for all years to and including 2010 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d)    No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Parent Subsidiary is or may be subject to taxation by that jurisdiction.
(e)    There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(f)    Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn.
(g)    With respect to any taxable year (or portion thereof) beginning on or after January 1, 2010 and ending on the Closing Date, neither Parent nor any of its Subsidiaries (i) has made or is required to make any change in accounting methods or (ii) received or sought a private letter ruling, closing agreement or gain recognition agreement with respect to Taxes.
(h)    Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).
(i)    Neither Parent nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.
4.12    Employees.
(a)    For purposes of this Agreement, “Parent Benefit Plans” means all material employee benefit plans (as defined in § 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of § 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any material obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.
(c)    Confidential Schedule 4.12(c) of the Parent Disclosure Schedules identifies each Parent Benefit Plan that is intended to be qualified under § 401(a) of the Code (the “Parent Qualified Plans”). To the Best Knowledge of Parent, each Parent Qualified Plan and related trust are tax qualified and there are no existing circumstances and no events have occurred that could adversely affect such qualified status or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Parent Benefit Plan is intended to meet the requirements of § 501(c)(9) of the Code.
(d)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) none of Parent nor any of its Subsidiaries nor any Parent ERISA Affiliate has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” as defined in § 3(2) of ERISA, subject to Title IV of ERISA or § 412 of the Code, and (ii) none of Parent nor its Subsidiaries nor any Parent ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a plan that is a Multiple Employer Plan.
(e)    Except as set forth in Confidential Schedule 4.12(e) of the Parent Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither Parent nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or retiree health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by § 4980B of the Code.
(f)    There are no pending or, to the Best Knowledge of Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Parent’s Best Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any liability of Parent or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Parent Benefit Plan or any other party.
(g)    None of Parent and its Subsidiaries nor any Parent ERISA Affiliate nor, to the Best Knowledge of Parent, any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in § 4975 of the Code or § 406 of ERISA), which could subject any of the Parent Benefit Plans or their related trusts, Parent, any of its Subsidiaries, any Parent ERISA Affiliate or any Person that Parent or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under § 4975 of the Code or § 502 of ERISA.

(h)    Except as set forth in Confidential Schedule 4.12(h) of the Parent Disclosure Schedules, neither the execution and delivery of this Agreement, the issuance of shares of Parent Common Stock in connection with the Merger nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Parent or any of its Subsidiaries, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust. Neither Parent nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Parent or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(i)    There are no pending or, to Parent’s Best Knowledge, threatened labor grievances or unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the Best Knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries and no employees of Parent or any of its Subsidiaries are represented by any labor organization.
(j)    To the Best Knowledge of Parent, no current or former employee or independent contractor of Parent or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to Parent or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for Parent or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
4.13    Compliance with Applicable Law.
(a)    Parent and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and to the Best Knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable Law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, §§ 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.
(b)    Without limitation, none of Parent, or its Subsidiaries, or to the Best Knowledge of Parent, any director, officer, employee, agent or other Person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
4.14    Certain Contracts.
(a)    Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent nor any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s Best Knowledge, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
4.15    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or Board of Directors’ resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
4.16    Risk Management Instruments.
(a)    All Derivative Transactions, whether entered into for the account of Parent or one of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and in material compliance with applicable Laws and other policies, practices, procedures employed by Parent, as applicable, and are legal, valid and binding obligations of Parent or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect.
(b)    Parent and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(c)    The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Parent and such Subsidiaries in accordance with GAAP.

4.17    Intellectual Property. Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To the Best Knowledge of Parent, (i) (A) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate in any material respect the rights of any Person and is in accordance in all material respects with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to Parent that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) no Person is challenging, infringing on or otherwise violating in any material respect any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries, and (iii) neither Parent nor any Parent Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Parent or any Parent Subsidiary, and Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Parent and its Subsidiaries.
4.18    Related Party Transactions. Except as set forth in Confidential Schedule 4.18 of the Parent Disclosure Schedules, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Parent) on the other hand, except those of a type available to employees of Parent or its Subsidiaries generally.
4.19    State Takeover Laws. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Subchapter M of Chapter 21 of the TBOC and any other Takeover Statutes.
4.20    Loan Portfolio.
(a)    Set forth in Confidential Schedule 4.20(a) of the Parent Disclosure Schedules is a true, correct and complete list of (i) all of the Loans of Parent and its Subsidiaries that, as of September 30, 2016, were classified by Parent as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Parent or any of its Subsidiaries that, as of September 30, 2016, is classified as “Other Real Estate Owned” and the book value thereof.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of the Loans.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.
(d)    None of the agreements pursuant to which Parent or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)    There are no outstanding Loans made by Parent or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Parent or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)    Neither Parent nor any of its Subsidiaries is now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
4.21    Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Confidential Schedule 4.21 of the Parent Disclosure Schedules, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.
4.22    Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.

4.23    Opinion of Parent’s Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Parent has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion dated the same date) of Stephens Inc. to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Aggregate Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24    Regulatory Approvals. As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.25    SEC Reports. Parent has previously made available to Target an accurate and complete copy of each communication mailed by Parent to its shareholders since October 8, 2014 and prior to the date hereof. No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since October 8, 2014 by Parent pursuant to the Securities Act or the Exchange Act as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since October 8, 2014, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under §§ 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comment from or unresolved issued raised by the SEC with respect to any of the Parent Reports.
4.26    Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.27    No Other Representations or Warranties.
(a)    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to Target or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to Target or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Parent acknowledges and agrees that neither Target nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Conduct of Business of Target Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Target Disclosure Schedules), required by Law or as consented to in writing by Parent, Target shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Target’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2    Target Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Target Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by a Governmental Entity, Target shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not to be unreasonably withheld):
(a)    incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)    any of the following with regards to its capital stock:
(i)    adjust, split, combine or reclassify any capital stock;
(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) dividends paid by any of the Subsidiaries of Target to Target or any of its wholly-owned Subsidiaries, (2) distributions with respect to the Trust Preferred Issuance, or (3) dividends paid to the holders of the Target SBLF Preferred Stock;
(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;
(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Confidential Schedule 5.2(c) of the Target Disclosure Schedules;
(d)    make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Target;
(e)    terminate, materially amend, or waive any material provision of, any Target Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Target, or enter into any contract that would constitute a Target Contract if it were in effect on the date of this Agreement;
(f)    except as set forth on Confidential Schedule 5.2(f) of the Target Disclosure Schedules or as required under applicable Law or the terms of any Target Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Target Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any individual, three percent (3%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $75,000, other than for cause, or (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of Target or any of its Subsidiaries;
(g)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000 individually or in the aggregate and that would not impose any material restriction on the business of Target, its Subsidiaries prior to the Effective Time or on the Surviving Corporation or Parent after the Effective Time;
(h)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code;
(i)    amend the Target Constituent Documents or comparable governing documents of its Subsidiaries;
(j)    merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP; provided, that Target will manage its investment securities and derivatives portfolio in the ordinary course of business consistent with past practice and in no event shall it take any action that would materially increase the effective duration of the portfolio beyond its effective duration as of the date hereof;
(l)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;
(m)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, or revalue any of its material assets;

(n)    (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law, regulation or policies imposed by any Governmental Entity or (ii) make or renew any loans or extensions of credit (including entering into any Derivative Contract in respect of such extension of credit) except in the ordinary course of business consistent with past practice and in accordance with Target’s existing policies, provided any individual unsecured loan or extension of credit that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) in excess of $7,500,000 or any individual secured loan or extension of credit in excess of $7,500,000 in a single commercial real estate transaction or in any other type of transaction (including asset based loans, commercial and industrial loans, and multifamily and owner occupied loans) shall require the prior written approval of the Chief Credit Officer of Parent or another officer designated by Parent, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual; provided, further, that reports and other documentation concerning any loan or extension of credit over $7,500,000 shall be provided to the Chief Credit Officer of Parent promptly after approval of any such loan or any extension of credit;
(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Regulatory Agency;
(p)    make, or commit to make, any capital expenditures in excess of $50,000 in the aggregate;
(q)    reduce its allowance for loan losses to total loans from $13,976,000, other than through the usage of the allowance for loan losses to resolve any outstanding classified loan in accordance with Section 6.9 hereof, and Target will maintain its allowance for loan losses in a manner consistent with Target’s historical methodology, past practices, existing policies and in compliance with GAAP and consistent with past practice and Target’s past practices;
(r)    make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;
(s)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

(t)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by a Governmental Entity, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Target (such consent not to be unreasonably withheld):
(a)    amend the Parent Constituent Documents in a manner that would adversely affect the economic benefits of the Merger to the holders of Target Common Stock;
(b)    adjust, split, combine or reclassify any capital stock of Parent;
(c)    take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;
(d)    make, declare or pay any dividend, or make any other distribution on any shares of its capital stock (except dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly-owned Subsidiaries);
(e)    take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code; or
(f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Regulatory Matters.
(a)    As soon as reasonably practicable following the date of this Agreement, Parent and Target shall prepare the Joint Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and any amendment thereto, if any. Each of Parent and Target shall cooperate in respect of the form and content of any other communication with the shareholders of Target. Each of Parent and Target shall use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Target shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Parent shall also use commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.
(b)    The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within thirty (30) Business Days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Target shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than with regard to information reasonably considered confidential by Parent). Parent shall keep Target reasonably informed as to the status of such applications and filings, and Parent shall promptly furnish Target and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
(c)    Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or Target to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Condition”).
(d)    Parent and Target shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)    Parent and Target shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2    Access to Information.
(a)    Upon reasonable notice and subject to applicable Laws, for the purposes of verifying the representations and warranties of Target and Parent and preparing for the Merger and the other matters contemplated by this Agreement, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records (excluding Parent’s Tax Returns and related workpapers), and shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each party shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which either party is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor its Subsidiaries shall be required to provide access to or to disclose confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) or other information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Each of Parent and Target shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated January 8, 2016, between Parent and Target, as amended (the “Confidentiality Agreement”).
(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3    Shareholders’ Approvals.
(a)    Each of Parent and Target shall call a meeting of its shareholders (the “Parent Meeting” and the “Target Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Target Vote and the Requisite Parent Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and each shall use commercially reasonable efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.
(b)    The Board of Directors of each of Parent and Target shall use commercially reasonable efforts to obtain from the shareholders of Parent and Target, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Target Vote, in the case of Target, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve (i) this Agreement and the transactions contemplated hereby, in the case of Target, and (ii) the issuance of the shares of Parent Common Stock in connection with the Merger, in the case of Parent.
(c)    Subject to Sections 8.1 and 8.2, if the Board of Directors of Target or Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Target in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Parent or Target shall adjourn or postpone the Parent Meeting or the Target Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Target Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Target or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Target Vote or the Requisite Parent Vote.
(d)    Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and Target Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Parent and Target at the Parent Meeting and the Target Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the issuance of the shares of Parent Common Stock in connection with the Merger, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Parent or Target of such obligation.
6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and Target shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Target or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5    Tax-free Reorganization. Officers of Target, Parent and Merger Sub shall execute and deliver to Fenimore, Kay, Harrison & Ford, LLP and to Norton Rose Fulbright US LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.2(c) and Section 7.3(c).
6.6    Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.7    Employee Matters.
(a)    During the period commencing at the Effective Time and ending on the twelve (12) month anniversary thereof, Parent shall provide the employees of Target and its Subsidiaries who continue to be employed by Parent or its Subsidiaries immediately following the Effective Time (the “Continuing Employees”), while employed by Parent and its Subsidiaries after the Effective Time, with employee benefits (excluding equity and equity based-compensation) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries.
(b)    Parent shall keep Target’s CEO reasonably informed regarding its personnel plans and decisions concerning Target and Target Bank developed prior to the Effective Time, including which employees are or are not anticipated to be Continuing Employees. Parent’s CEO and Target’s CEO shall mutually agree upon the manner and form of any communications regarding such matters to the affected employees of Target or Target Bank occurring prior to Closing, but for purposes of clarity, mutual agreement shall not be required for Parent’s personnel plans and decisions concerning Target and Target Bank. Other than to the affected employees of Target and Target Bank, Parent shall not disclose its personnel plans or decisions concerning employees of

Target or Target Bank prior to Closing to any other employee of Target or Target Bank without the prior consent of Target’s CEO, which consent shall not be unreasonably withheld.
(c)    With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Target Benefit Plan, (ii) provide each such employee and their eligible spouse and dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Target Benefit Plan (to the same extent that such credit was given under the analogous Target Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Target and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Target Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(d)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Target or any of its Subsidiaries or Affiliates any right to continue in the employ or service of Parent, Target, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of Parent, Target, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Target or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Target Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Target Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Target or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(e)    Target shall take all actions and obtain all consents necessary to ensure those Employment Agreements set forth on Confidential Schedule 6.7(e) of the Target Disclosure Schedules (the “Target Employment Agreements”) shall be terminated contingent upon and effective as of the Closing and all amounts owed in connection therewith shall be paid on the Closing Date and properly reflected on the books and records of Target and fully reflected in the Transaction Expenses.

(f)    Target, the Board of Directors of Target, and any committee of the Board of Directors administering the Target Stock Option Plans, as applicable, shall take or cause to be taken all actions necessary (including the adoption of resolutions) and shall obtain all necessary consents to effect the treatment of Target Options pursuant to Section 1.3(f), and to ensure that, effective as of the Effective Time, there are no obligations with respect to Target Options other than as set forth in Section 1.3(f).
(g)    Target shall take all action necessary and appropriate to terminate or withdrawal from all Target Benefit Plans that are “employee benefit plans” within the meaning of ERISA (unless Parent provides written notice to Target no later than three (3) Business Days prior to the Closing Date that such plans shall not be terminated), to be effective not later than, (i) for any Target Qualified Plan that includes a “cash or deferred arrangement” within the meaning of Section 401(k) of the Code, the date immediately preceding the Closing Date, and (ii) for all other Target Benefit Plans, the Effective Time. Target shall provide Parent with evidence of termination of such Target Benefit Plan(s) as provided above pursuant to resolutions of the Target Board of Directors. The form and substance of such resolutions shall be subject to review and approval by Parent. Target also shall take such other actions in furtherance of terminating such Target Benefit Plan(s) as Parent may reasonably require.
(h)    Target shall take all action necessary and appropriate to terminate the PEO Agreement effective prior to the Closing.
6.8    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director, officer or employee of Target and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Target Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of Target or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such Persons are indemnified as of the date of this Agreement by Target pursuant to the Target Constituent Documents, the governing or organizational documents of any Subsidiary of Target; and Parent shall also advance expenses as incurred by such Target Indemnified Party to the same extent as such Persons are entitled to advancement of expenses as of the date of this Agreement by Target pursuant to the Target Constituent Documents, the governing or organizational documents of any Subsidiary of Target and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Target Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Target Indemnified Party is not entitled to indemnification.
(b)    Prior to the Effective Time, in close consultation with Parent, Target shall purchase a directors’ and officers’ liability tail insurance policy with respect to the Target’s existing basic and excess directors’ and officers’ liability insurance or with respect to coverage and amount that are no less favorable in any material respect to such directors and officers than the Target’s existing policies as of the date hereof (the “D&O Tail Policy”), in either case, that, for a period of six (6) years following the Effective Time, will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Target (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement).
(c)    The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Target Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.8.
6.9    Minimum Allowance for Loan Losses. Target shall cause Target Bank to maintain its allowance for loan losses at a level consistent with Target Bank’s historical methodology, pass practices, existing policies and in compliance with GAAP, and at a minimum, on the Business Day immediately prior to the Closing Date, the allowance for loan losses of Target Bank shall be at least $13,976,000, less any amount reduced through the usage of the specific reserves for the outstanding classified loans set forth on Confidential Schedule 6.9 of the Target Disclosure Schedules (the “Minimum Allowance Amount”); provided, that (i) Target has requested and received Parent’s consent to resolve such outstanding classified loans and use the specific reserves associated with the same, which consent shall not to be unreasonably withheld or (ii) Target is instructed by any Regulatory Authority to resolve such outstanding classified loan. For the purpose of clarity, if Target is instructed by any Regulatory Authority to resolve an outstanding classified loan set forth on Confidential Schedule 6.9 of the Target Disclosure Schedules, then the Minimum Allowance Amount for purposes of this Agreement may be reduced only by the specific reserves associated with such classified loan as set forth on Confidential Schedule 6.9 of the Target Disclosure Schedules. If the allowance for loan losses is less than the Minimum Allowance Amount on the Business Day immediately prior to the Closing Date, Target shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date and any such increase shall be accounted for in the calculation of the Tangible Common Equity for purposes of Section 2.1 hereof.
6.10    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Target, on the other) or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.11    Advise of Changes. Parent and Target shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied.
6.12    Corporate Governance. Effective as of the Effective Time, Parent shall appoint the two (2) individuals set forth on Confidential Schedule 6.12 to the Target Disclosures Schedules, one of whom shall be appointed as a Vice Chairman, to the Boards of Directors of Parent and the Bank.
6.13    No Solicitation.
(a)    Target agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any Person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.13; provided, that, prior to the adoption of this Agreement by the shareholders of Target by the Requisite Target Vote, in the event Target receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Target shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Target. Target will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than Parent with respect to any Acquisition Proposal and will use commercially reasonable efforts, subject to applicable Law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its Affiliates) pursuant to any such agreement. Target will promptly (within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal and copies of any written Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.
(b)    In the event that the Board of Directors of Target determines in good faith, after consultation with its financial advisor and upon advice of outside legal counsel, that it desires to accept an Acquisition Proposal that it deems to be a Superior Proposal, it will notify Parent in writing of its intent to terminate this Agreement under Section 8.1(j) in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. That notice will specify all of the material terms and conditions of the Superior Proposal. Parent will have a period of three (3) Business Days to evaluate and respond to Target’s notice. If Parent notifies Target in writing prior to the expiration of the three (3) Business Day period that it will increase the Aggregate Merger Consideration to an amount at least equal to that of the Superior Proposal, then Target will not be permitted to enter into an acquisition agreement with respect thereto. If the Board of Directors of Target determines, in good faith, upon the advice of its financial advisor and outside legal counsel, that the revised Parent offer is not at least equal to the Superior Proposal, Target may terminate this Agreement as provided in Section 8.1(j).
6.14    Coordination; Integration.
(a)    The senior officers of Target and Target Bank agree to meet with senior officers of Parent and the Bank, on a weekly basis or as reasonably requested by Parent, relating to the development, coordination and implementation of the post-Merger operating and integration plans of the Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of Target and Target Bank; provided, that Parent and the Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Target or Target Bank, and to the extent permitted by applicable Law, each of Target and Target Bank agrees to give due consideration to Parent’s input on such matters, consistent with this Section 6.14, with the understanding that Parent shall in no event be permitted to exercise control of Target or Target Bank prior to the Effective Time and, except as specifically provided under this Agreement, Target and Target Bank shall have no obligation to act in accordance with Parent’s input.
(b)    Commencing after the date hereof and to the extent permitted by applicable Law, Parent, Target and Target Bank shall use their commercially reasonable efforts to plan the integration of Target and Target Bank with the businesses of Parent and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall Parent or its affiliates be entitled to control Target or Target Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Target and Target Bank in the ordinary course of business, Target’s and Target Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Target’s and Target Bank’s outside contractors, and to assist Parent in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the

Closing; provided, however, that no integration shall take place prior to the Closing. Parent shall provide such assistance of its personnel as Target and Target Bank shall request to permit Target and Target Bank to comply with their obligations under this Section 6.14.
6.15    Public Announcements. Neither Parent nor Target, or Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; but Parent and Target are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state Laws or regulations, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement.
6.16    Change of Method. Target and Parent shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Target and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Per Share Cash Consideration or the Per Share Stock Consideration, (ii) adversely affect the Tax treatment of Target’s shareholders or Parent’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Target or Parent pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.
6.17    Bank Merger Agreement. Prior to the Effective Time, Target shall cause Target Bank and Parent shall cause the Bank to enter into and deliver the Bank Merger Agreement in a form specified by Parent and reasonably acceptable Target.
6.18    Target Preferred Stock. Target shall take all actions necessary to enable the conversion as of the Effective Time of all of Target’s outstanding Series C Preferred Stock in accordance with the terms thereof and the documents and agreements related thereto.
6.19    Data Processing Contracts. Target shall use commercially reasonable efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the Merger is completed.
6.20    TRUPS Assumption. Parent shall, and Target shall cooperate and assist Parent in Parent’s efforts pursuant to this Section 6.20 to, expressly assume or discharge, in Parent’s sole discretion, all of Target’s obligations in respect of the Trust Preferred Issuance (including being substituted for Target) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by the terms of the Trust Preferred Issuance, or as may reasonably be requested by the trustees thereunder.

6.21    Financing. Parent will use its commercially reasonable efforts to raise funds through an offering of Parent securities in an amount sufficient in its reasonable judgment to pay the Aggregate Cash Consideration.
6.22    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    Target shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
(c)    Target and Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Without limiting the foregoing, Target agrees to engage, at its sole cost and expense, Alvarez & Marsal (or another professional valuation firm approved in writing by Parent (which approval shall not be unreasonably denied, withheld or delayed)) to provide, no later than ten (10) Business Days before the Closing Date, a final independent third-party valuation of the post-termination non-competition and non-solicitation agreements between Target or Target Bank and each of Thomas Mastor and R. Michael Russell (the “Non-Compete Valuations”). For the purposes of clarity, all, fees, costs and expenses associated with the engagement of such firm shall be “Transaction Expenses” for purposes of this Agreement.
(d)    Target will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the "continuity of business enterprise" requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).
(e)    Parent shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for Target that are filed after the Closing and shall pay all Taxes with respect to such Tax Returns.
(f)    In the event of any audit of Target’s federal or state Tax Returns (i) prior to the consummation of the Merger, Parent and Target shall cooperate regarding any such audit and Target shall not settle the same without the consent of Parent, which consent will not be unreasonably withheld; and (ii) after the Effective Time, Parent may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(g)    Parent shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
(h)    Following the Merger, Parent will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the "continuity of business enterprise" requirement for a "reorganization" as provided in Treasury Regulation Section 1.368-1(d).
ARTICLE VII
CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)    Shareholder Approval. The Requisite Parent Vote and the Requisite Target Vote shall have been obtained.
(b)    NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
7.2    Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Target set forth in Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to the foregoing effect.
(b)    Performance of Obligations of Target. Target shall have performed in all material respects the obligations required to be performed by it under this Agreement, including those obligations set forth in Article VI, at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to such effect.
(c)    Federal Tax Opinion. Parent shall have received the written opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may rely upon the certificates, representations and covenants referred to in Section 6.5.
(d)    FIRPTA Certificate. Target shall have delivered to Parent a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under § 1445 of the Code, stating that Target is not, and has not been, during the relevant period specified in § 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of § 897(c) of the Code.
(e)    Director Support Agreement; Releases.
(i)    Each of the Director Support Agreements shall be and remain in full force and effect.
(ii)    Each director of Target and Target Bank shall have entered into an agreement in the form attached hereto as Exhibit C, releasing Target and Target Bank from any and all claims by such director (collectively, the “Director Releases”), and such Director Releases shall be and remain in full force and effect.
(iii)    The officers of Target and Target Bank set forth on Confidential Schedule 7.2(e)(iii) of the Target Disclosure Schedules shall have entered into an agreement in the form attached hereto as Exhibit D, releasing Target and Target Bank from any and all claims by such officer (collectively, the “Officer Releases”), and such Officer Releases shall be and remain in full force and effect.
(iv)    Each of the Option Holder Release Agreements shall be duly executed by those individuals listed on Confidential Schedule 7.2(e)(iv) of the Target Disclosure Schedules and delivered to Parent, and shall be and remain in full force and effect.

(v)    Each of the persons set forth on Confidential Schedule 7.2(e)(v) of the Target Disclosure Schedules shall have entered into a Cash Acknowledgement and Release Agreement in form acceptable to Parent and such Cash Acknowledgement and Release Agreements shall be and remain in full force and effect.
(f)    Minimum Tangible Common Equity. On the Business Day prior to the Closing Date, the Tangible Common Equity shall not be less than $89,000,000.
(g)    Minimum ALLL. As of the Closing Date, the allowance for loan losses of Target Bank shall be at least the Minimum Allowance Amount.
(h)    Dissenting Shares. Dissenting Shares shall represent not more than five percent (5.00%) of the outstanding Target Common Stock.
(i)    Termination of Certain Agreements. The Target Employment Agreements shall have been terminated and Target shall have complied in all respects with Section 6.7(e).
(j)    No Materially Burdensome Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Condition.
(k)    Termination of Employee Benefit Plans. Unless otherwise requested by Parent in writing no less than three (3) Business Days prior to the Closing Date, Parent shall have received a true, correct and complete copy of resolutions adopted by the Target Board terminating as of the Effective Time each or all of the Target Benefit Plans that are “employee benefit plans” within the meaning of ERISA.
(l)    Non-Compete Valuations. Target shall have delivered the Non-Compete Valuations in accordance with Section 6.22(c).
(m)    PEO Agreement. Target shall have terminated the PEO Agreement.
(n)    Assumption of SBLF Preferred Shares. Target and Parent shall have taken all actions reasonably necessary to provide for, and shall have received all regulatory approvals required for the exchange of the then-outstanding SBLF Preferred Shares for shares of Parent SBLF Preferred Stock pursuant to Section 1.3(g) of this Agreement, all in accordance with the Target Constituent Documents and Parent Constituent Documents, and in accordance with the terms of any securities purchase and/or other agreements pursuant to which such shares of Target SBLF Preferred Shares were issued or required to be entered into in order to effect such exchange.
7.3    Conditions to Obligations of Target. The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent set forth in Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the

Closing Date as though made on and as of the Closing Date. Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.
(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement, including those obligations set forth in Article VI, at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.
(c)    Federal Tax Opinion. Target shall have received the opinion of Fenimore, Kay, Harrison & Ford, LLP, in form and substance reasonably satisfactory to Target, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code. In rendering such opinion, Fenimore, Kay, Harrison & Ford, LLP may rely upon the certificates, representations and covenants referred to in Section 6.5.
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Parent or Target:
(a)    by mutual consent of Parent and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
(b)    by either the Board of Directors of Parent or the Board of Directors of Target if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of or requested withdrawal of the application requesting approval to consummate the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)    by either the Board of Directors of Parent or the Board of Directors of Target if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, that if the condition set forth in Section 7.1(c) shall not have been satisfied as of such date, Parent may, by written notice provided to Target, extend the Termination Date for an additional three (3) months;
(d)    by either the Board of Directors of Parent or the Board of Directors of Target (provided, that the terminating party is not then in material breach of any representation, warranty,

covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Target, in the case of a termination by Parent, or Parent, in the case of a termination by Target, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by Target, and which is not cured within thirty (30) days following written notice to Target, in the case of a termination by Parent, or Parent, in the case of a termination by Target, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)    by Target, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Merger, or withdrawn, modified or qualified such recommendation in a manner adverse to Target, or resolved to do so, or failed to reaffirm such recommendation within two (2) Business Days after Target requests in writing that such action be taken, or (ii) breached its obligations under Section 6.3 in any material respect;
(f)    by Parent, if the Board of Directors of Target shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Target adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, or failed to reaffirm such recommendation within two (2) Business Days after Parent requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Target Common Stock that has been publicly disclosed (other than by Parent or an Affiliate of Parent) within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 6.3 or Section 6.13 in any material respect;
(g)    by Parent, if Target shall have failed to obtain the Requisite Target Vote at the duly convened Target Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
(h)    by Target, if Parent shall have failed to obtain the Requisite Parent Vote at the duly convened Parent Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
(i)    by Target or Parent, if Parent fails to raise funds in an offering of Parent securities in an amount sufficient to pay the cash portion of the Aggregate Cash Consideration by 5:00 p.m. Dallas, Texas time, on the date that is ten (10) Business Days after the receipt of by Parent and Target of all Requisite Regulatory Approvals;
(j)    by Target if, prior to the adoption of this Agreement by the shareholders of Target by the Requisite Target Vote, Target has received a Superior Proposal and has complied with its obligations under Section 6.13 of this Agreement; or

(k)    By Target, at any time following the Determination Date (defined below) if both of the following conditions are satisfied:

(1)	The number obtained by dividing the Determination Date Stock Price by the Starting Price (each as defined below) (the “Stock Ratio”) shall be less than 0.80; and

(2)
(x) the Stock Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Starting Index (each as defined below) and subtracting 0.20 from the quotient in this clause (2)(y);

subject, however, to the following three sentences. If Target elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Parent. Following its receipt of such notice, Parent shall have the option, for a period of five (5) Business Days following receipt of notice from Target, at Parent’s sole discretion, to increase the Aggregate Stock Consideration and/or the Aggregate Cash Consideration such that the value of the Determination Date Aggregate Merger Consideration is equal to the value of the Signing Date Aggregate Merger Consideration, multiplied by 0.90. If Parent so elects, it shall give prompt written notice to Target of such election and the revised Aggregate Stock Consideration and/or Aggregate Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Stock Consideration and/or Aggregate Cash Consideration shall have been so modified).
For purposes of this Section 8.1(k), the following terms shall have the meanings indicated:
“Determination Date” means the third trading day prior to the Closing Date.
“Determination Date Aggregate Merger Consideration” means the Aggregate Merger Consideration determined in accordance with this Agreement; provided however that the Stock Price utilized for purposes of determining such amount shall be the Determination Date Stock Price.
“Determination Date Stock Price” means the average of the daily volume-weighted average sales price per share of Parent Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System for the twenty (20) full consecutive trading days ending on and including the date preceding the Determination Date.
“Final Index Price” means the average of the Index Prices for the twenty (20) full consecutive trading days ending on and including the date preceding the Determination Date.
“Index Group” means the NASDAQ Bank Index.
“Index Price” means the closing price of the Index Group on a given date.
“Signing Date Aggregate Merger Consideration” means the Aggregate Merger Consideration determined in accordance with this Agreement; provided, however, that the Stock Price utilized for purposes of determining such amount shall be the Starting Price.

“Starting Index” means the average Index Price as reported in The Wall Street Journal for the twenty (20) full trading days ending on the date of this Agreement.
“Starting Price” means the average of the daily volume-weighted average sales price per share of Parent Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System for the twenty (20) full consecutive trading days ending on and including the date preceding the date of this Agreement.
8.2    Effect of Termination.
(a)    In the event of termination of this Agreement by either Parent or Target as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Target, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Target shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c) if, at the time of termination, (i) the Target Meeting has not occurred, (ii) there has been an Acquisition Proposal at any time prior to the termination of this Agreement, and (iii) within twelve (12) months after the date of such termination, Target enters into a definitive agreement with the party or parties that made any Acquisition Proposal, then, Target shall, on the date of entry into a definitive agreement with respect to such Acquisition Proposal, pay Parent, by wire transfer of same day funds, a fee equal to $4,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(c)    In the event that this Agreement is terminated by Target pursuant to Section 8.1(e), then Parent shall pay Target, by wire transfer of same day funds, the Termination Fee on the date of termination.
(d)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then Target shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.
(e)    In the event that this Agreement is terminated by Target pursuant to Section 8.1(j), then Target shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.
(f)    In the event that this Agreement is terminated by Target or Parent pursuant to Section 8.1(i), then Parent shall pay Target, by wire transfer of same day funds, the Termination Fee on the date of termination.

(g)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee.
(h)    Each of Parent and Target acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or Target fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or Target, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by The Wall Street Journal or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.
8.3    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Parent and Target; provided, however, that after adoption of this Agreement by the respective shareholders of Parent or Target, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective shareholders of Parent or Target, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS
9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.2    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
9.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Target, to:
Sovereign Bancshares, Inc.
Attn: Thomas Mastor
17950 Preston Road, Suite 500
Dallas, Texas 75252
Attention:    Thomas Mastor
Facsimile:    (214) 234-1974
Email:        tmastor@banksov.com

With a copy (which shall not constitute notice) to:
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention:    Chet A. Fenimore
Facsimile:    (512) 583-5940
Email:        cfenimore@fkhpartners.com

If to Parent, to:
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas TX 75225
Attention:    C. Malcolm Holland, III
Facsimile:    (972) 349-6155
Email:        mholland@veritexbank.com
With a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
98 San Jacinto Boulevard., Ste. 1100
Austin, TX 78701-4255
Attention:    Justin M. Long
Facsimile:    (512) 536-4598
Email:        justin.long@nortonrosefulbright.com

9.4    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Target Disclosure Schedules and the Parent Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.
9.5    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.7    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to any applicable conflicts of Law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Dallas County in the in the State of Texas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.
9.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
9.11    Additional Definitions. In addition to any other definitions contained in this Agreement, the following words and phrases shall have the following meanings when used in this Agreement:
(a)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Target and its Subsidiaries or 25% or more of any class of equity or voting securities of Target or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Target, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Target or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Target, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Target or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Target.
(b)    “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
(c)    “Best Knowledge” means the actual knowledge of executive officers of Parent or Target, as applicable, with respect to a particular matter, after reasonable inquiry or that would be reasonably expected to come to the attention of such executive officer in the course of the management reporting practices of Target or Parent, as applicable.
(d)    “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Dallas, Texas are authorized or required by Law to be closed.
(e)    “date hereof” means the date of this Agreement.
(f)    “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(g)    “Exchange Act” means Securities Exchange Act of 1934, as amended.
(h)    “GAAP” means generally accepted accounting principles in the United States.
(i)    “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
(j)    “Law” or “Laws” means any federal, state, local or foreign or provincial Law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common Law.
(k)    “Material Adverse Effect” means, with respect to Parent, Target or the Surviving Corporation, as the case may be, a material adverse effect the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iii) general changes in credit markets or general downgrades in credit markets unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iv) changes in GAAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof, or (viii) actions and omissions of Parent, Bank, Target, or any Target Subsidiary taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.
(l)    “made available” means any document or other information that was (a) provided in writing by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.
(m)    “Parent Constituent Documents” means the certificate of formation and bylaws of Parent.
(n)    “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
(o)    “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the TDB and (y) any other approvals set forth in or contemplated by Section 3.4 and Section 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(p)    “Securities Act” means the Securities Act of 1933, as amended.
(q)    “Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or Person of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.
(r)    “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Board of Directors of Target concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to this Agreement or otherwise), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.
(s)    “Tax” or “Taxes” means all U.S. federal, state and local, and foreign Taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax or penalties related thereto.
(t)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
9.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.13    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and Target have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

SPARTAN MERGER SUB, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

SOVEREIGN BANCSHARES, INC.

By:	/s/ Thomas J. Mastor
Name:	Thomas J. Mastor
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

VOTING AGREEMENT
This VOTING AGREEMENT (this “Voting Agreement”) dated as of December 14, 2016 is executed by and among Veritex Holdings, Inc. (“Parent”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), Sovereign Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the BHC Act, and the shareholders of Target listed on the signature page to this Voting Agreement (each such shareholder referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Parent, Spartan Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly-owned subsidiary of Parent, and Target have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), pursuant to which (i) Merger Sub will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Parent, with Parent being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”);
WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Target (“Target Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Reorganization Agreement, each of the Shareholders has agreed to vote his or her shares of Target Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and
WHEREAS, Parent is relying on the agreements set forth herein in incurring expenses in reviewing the business of Target and its wholly-owned banking subsidiary, Sovereign Bank, a Texas banking association (“Target Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by Parent and by the terms of the Reorganization Agreement.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Target, Parent, and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT
Section 1.Each of the Shareholders hereby severally, but not jointly, represents and warrants to Parent and Target that:
(a)Such Shareholder owns beneficially (as such term is defined in Rule 13d-3 of the Exchange Act of 1934, as amended) the number shares of Target Common Stock set forth below their name on the Shareholder signature page to this Voting Agreement (the “Shares”) free and clear of all liens or encumbrances;
(b)Except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;
(c)Such Shareholder does not beneficially own any Target Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Target Common Stock or any security exercisable for or convertible into shares of Target Common Stock set forth on the signature page of this Voting Agreement;
(d)Such Shareholder has full corporate power and authority and legal capacity to enter into, execute and deliver this Voting Agreement and to perform fully such Shareholder’s obligations hereunder. This Voting Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms;
(e)None of the execution and delivery of this Voting Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to such Shareholder the Shares; and
(f)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Voting Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Voting Agreement.
Section 2.While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Target Shareholder Meeting (the “Target Meeting”) any or all of his or her Shares or (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto, other than to other members of the Board of Directors of Target (the “Target Board”) for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of Target who has executed a copy of this Voting Agreement on the date hereof, and (z) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Target Common Stock or other voting securities of Target acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the Target Meeting and (b) against approval of any acquisition proposal made in opposition to or competition with such proposals (an “Acquisition Proposal”) presented at the Target Meeting or any other meeting of shareholders held prior or subsequent to the Target Meeting. If there has been a modification or amendment to the Reorganization Agreement that reduces the Aggregate Merger Consideration, other than any adjustment to the Aggregate Merger Consideration provided for in the Reorganization Agreement, then this Section 3 shall be inapplicable.
Section 4.Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Target Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise Target of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Target with all information Parent requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Target Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Parent’s ability to exercise any of the rights granted by the Reorganization Agreement.
Section 5.Each Shareholder acknowledges that Parent and Target are relying on this Voting Agreement in reviewing Target’s business, in preparing the joint proxy statement and the registration statement on Form S-4, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and Target acknowledges that the performance of this Voting Agreement is intended to benefit Parent.

Section 6.This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the Effective Time.
Section 7.Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of Target or Target Bank that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable), and no such actions shall be deemed to be a breach of this Agreement. Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of Target.
Section 8.Each Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger, and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Target that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.
Section 9.This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Target, Parent and the Shareholder. Any such modification, amendment, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Voting Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.
Section 10.For the convenience of the parties hereto, this Voting Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Voting Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Voting Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.This Voting Agreement, the Director Support Agreements, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Voting Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Voting Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Voting Agreement.
Section 12.If any provision of this Voting Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Voting Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Voting Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Voting Agreement; and (c) there will be added automatically as a part of this Voting Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
Section 13.Any and all notices, requests, instructions and other communications required or permitted to be given under this Voting Agreement after the date of this Voting Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 13. All communications must be in writing and sent to the addresses of the parties hereto set forth below their signature on the signature pages hereof.
Section 14.Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Voting Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 15.From time to time, at Parent’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Parent as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.
Section 16.THIS VOTING AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS,

WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS VOTING AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.
Section 17.No party to this Voting Agreement will by any act (except by a written instrument given pursuant to Section 9) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.
Section 18.All of the terms, covenants, representations, warranties and conditions of this Voting Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Voting Agreement may assign this Voting Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 18 shall be null and void. Nothing contained in this Voting Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Voting Agreement.
Section 19.Whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Voting Agreement refer to this Voting Agreement as a whole and not to any particular provision in this Voting Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Voting Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.
VERITEX HOLDINGS, INC.
By:/s/ C. Malcolm Holland, III
Name: C. Malcolm Holland, III
Title: Chairman and Chief Executive Officer

Address:
8214 Westchester Drive, Suite 400
Dallas, Texas 75225

SOVEREIGN BANCSHARES, INC.
By:/s/ Thomas J. Mastor
Name: Thomas J. Mastor
Title: President and Chief Executive Officer

Address:
17950 Preston Road, Suite 500
Dallas, Texas 75252

Signature Page to Voting Agreement - 1

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.
SHAREHOLDERS
______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

Signature Page to Voting Agreement - 2

EXHIBIT B

DIRECTOR SUPPORT AGREEMENT
This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2016, by and between Veritex Holdings, Inc. (“Parent”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and _________, an individual resident of the State of Texas (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Parent, Spartan Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly-owned subsidiary of Parent and Sovereign Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the BHC Act, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), pursuant to which (i) Merger Sub will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Parent, with Parent being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”); and
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Reorganization Agreement, Parent and Director have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, Parent and Director agree as follows:
AGREEMENT
1.Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Target, any Subsidiary of Target (“Target Subsidiary”), Parent or any Subsidiary of Parent, and their respective customer, client and vendor relationships.

2.Director Covenants.

(a)Director acknowledges that he has received substantial, valuable consideration, including confidential trade secrets and proprietary information relating to the identity and special needs of current and prospective customers of Target or any Target Subsidiary, Target’s and any Target Subsidiary’s current and prospective services, Target’s and any Target Subsidiary’s business projections and market studies, Target’s and any Target Subsidiary’s business plans and strategies, Target’s and any Target Subsidiary’s studies and information concerning special services unique to Target or any Target Subsidiary. Director further acknowledges and agrees that this consideration constitutes fair and adequate

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consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Parent or any subsidiary of Parent, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i.solicit the business of any person or entity who is a customer of Target or any Target Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii.(A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within a 35 mile radius of any location of Target or any Target Subsidiary (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution or its holding company as disclosed on Schedule 1 attached hereto, (2) acquire additional ownership interest in any insured depository institution or its holding company listed on Schedule 1 attached hereto, (3) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (4) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or their holding companies),

(A)serve as an officer, director, employee, agent or consultant to any insured depository institution or holding company for an insured depository institution that has a location within the Noncompete Area, except for any such positions which Director already holds at the time of this Agreement and are set forth on Schedule 2 attached hereto; or

(B)establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

iii.recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Target or any Target Subsidiary; but nothing in this Section 2(a)(iii) applies to employment other than in financial services.

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Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)If any court of competent jurisdiction should determine that the terms of this Section 2 or Section 4 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)Director agrees that (i) this Agreement is entered into in connection with the sale to Parent of the goodwill of the business of Sovereign Bank (“Target Bank”), a Texas banking association and wholly-owned subsidiary of Target, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Parent acquires the goodwill of Target Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3.Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Parent in writing and meet with a Parent representative and a neutral mediator (if Parent elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could forseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4.Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 8.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

5.Waiver, Amendment and Modification. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may be modified or amended at any time, by action of Parent and the Director. Any waiver, modification or amendment of this Agreement shall be in writing.

6.Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original,

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and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

7.Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.

8.Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

9.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

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11.Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

12.Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

13.Notice. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

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If to Director:
______________________________
______________________________
______________________________

If to Parent:
Veritex Holdings, Inc.
8214 Westchester Drive
Dallas, TX 75225
Attn: Chief Executive Officer

14.Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.
15.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
DIRECTOR

_______________________________________

VERITEX HOLDINGS, INC.

By:___________________________________________
Name:
Title:

SCHEDULE 1
EXISTING OWNERSHIP INTEREST

Director	Institution

SCHEDULE 2

EXISTING MANAGEMENT POSITION

Director	Institution	Position

EXHIBIT C

RELEASE
(Director)
This RELEASE (the “Release”), effective as of __________, 2016, is made by ____________ (the “Director”), in favor of Sovereign Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Sovereign Bank (“Target Bank”), a Texas banking association. Capitalized terms not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of December 14, 2016, by and among Veritex Holdings, Inc. (“Parent”), a Texas corporation and registered bank holding company under the BHC Act, Spartan Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly-owned subsidiary of Parent, and Target, it is a condition to the consummation of the transactions contemplated by the Reorganization Agreement that the Director has executed and delivered to Parent an instrument releasing each of Target and Target Bank from any and all claims of such Director;
WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 7.2(e)(ii) of the Reorganization Agreement as discussed above; and
WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein.
AGREEMENT
NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, including, without limitation, that this Release is a condition to the Reorganization Agreement, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:
1.Release.

(a)
Attached as Schedule 1 hereto is a list of all loans outstanding from Target and Target Bank to the Director. The Director acknowledges that there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Target or Target Bank, except as set forth below. The Director for himself or herself and on behalf of his or her heirs and assigns (each a “Releasing Party” and collectively, the “Releasing Parties”) hereby releases, acquits and forever discharges each of Target and Target Bank and each of their respective predecessors, successors, assigns, Subsidiaries, and each of their respective past or present officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them (each a “Released Party” and collectively, the “Released Parties”) (but only as to their actions or omissions in their capacity as officers, directors, employees, agents or servants of the Released Parties) to the fullest extent permitted by applicable law, from any and any and all claims, obligations, costs, losses, expenses (including attorneys’ fees), causes of action, rights, demands, debts, liens, liabilities or damages of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, pending or threatened, fixed, contingent or conditional, suspected or unsuspected, and whether arising out of contract, tort, violation of law, statute, regulation or otherwise (including, without limitation, any covenant of good faith and fair dealing, express or implied), by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof (all of the foregoing collectively, “Claims”); but neither of the Released Parties are released from any obligations or liabilities to the Director (a) pursuant to the certificate of formation or articles of association, as applicable, or bylaws or similar governing documents of the Released Parties regarding the indemnification of officers or directors; and (b) in connection with any deposits (as defined in 12 USC §1813(1)) of the Director or other written contractual obligations of the Released Parties to the Director existing on the date of this Release and set forth on Schedule 2 hereto (items (a) and (b) are collectively referred to herein as the “Specified Claims”).

(b)
Each of the Releasing Parties further covenants and agrees that he or she will not directly or indirectly bring or cause to be brought, or participate in the prosecution of or otherwise assert or solicit, any Proceeding (defined below) (i) with respect to any Claim against a Released Party, or (ii) that is based in whole or in part on the grounds that any or all the terms of this Release were entered into pursuant to a fraudulent inducement or are for any reason illegal, invalid, not binding, unenforceable or against public policy. For the purposes of this Release, a “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

(c)
Each of the Releasing Parties represents that it has not commenced any Proceeding against any of the Released Parties with respect to a Claim and is the sole owner of all right, title and interests to the Claims and has not transferred or agreed to transfer any interest in any Claim.

(d)
Each of the Releasing Parties agrees to indemnify, defend and hold harmless the Released Parties against any and all claims, demands, actions, causes of action, losses, damages, rights to recover or to be indemnified for losses, costs, expenses, and liabilities whatsoever (including court costs, litigation expenses and reasonable attorneys’ fees), known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, whether arising out of contract, tort, violation of law, statute, regulation, or otherwise incurred or suffered by any Released Party arising out of or in connection with any breach of this Release by a Releasing Party.

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(e)
It is the intention of all parties that the foregoing be construed broadly as a total and unconditional release and covenant by each of the Releasing Parties to never to assert any Claim against any Released Party, except as otherwise provided herein.

2.It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith are to be construed as an admission of liability, all liability being expressly denied by each of the Released Parties. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Director may have or be entitled to against any of the Released Parties, and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than the Specified Claims.

3.The Director hereby represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Director enters into this Release after the opportunity to consult with his or her own legal counsel.

4.THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS RELEASE WILL LIE IN DALLAS COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS RELEASE. EACH PARTY TO THIS RELEASE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

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5.If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (c) there will be added automatically as a part of this Release a provision mutually agreed to which is as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

6.Whenever the words “include,” “includes” or “including” are used in this Release, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Release refer to this Release as a whole and not to any particular provision in this Release. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

7.The rights, obligations and duties of each of the Releasing Parties hereunder shall be personal and not assignable, transferable or delegable by any Releasing Party in any manner whatsoever. Without limiting the foregoing, this Release will be binding upon the Releasing Parties and will inure to the benefit of and be enforceable by the respective parents, subsidiaries, affiliates, predecessors, successors and assigns of the Released Parties. Nothing expressed or referred to in this Release will be construed to give any person other than the parties to this Release and the Released Parties any legal or equitable right, remedy, or claim under or with respect to this Release or any provision of this Release. This Release and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Release and their respective parents, subsidiaries, affiliates, predecessors, successors and permitted assigns, and the Released Parties.

8.This Release, together with the Reorganization Agreement and the agreements executed in connection with the transactions described in the Reorganization Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The recitals to this Release are hereby incorporated by reference into and made a part of this Release for all purposes. This Release may not be amended except by a written agreement executed by each of the Director, Target and Target Bank and any provision hereof may not be waived, except by written agreement making specific reference to this Release signed by the party against whom enforcement is sought.

9.The Releasing Parties hereby acknowledge and agree that the failure of any Releasing Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the Released Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Releasing Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Releasing

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Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the necessity of posting bonds or other security. Unless otherwise expressly stated in this Release, no right or remedy described or provided in this Release is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Release, at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first above written.

DIRECTOR

Name of Director

STATE OF TEXAS	§
§
COUNTY OF _______________	§
This instrument was acknowledged before me on ________________________, by ___________________________, individually.

Notary Public in and for the State of Texas

Printed Name:_______________________________

My Commission Expires:______________________

[Signature Page to Release (Director)]

SCHEDULE 1
LOANS OUTSTANDING

SCHEDULE 2
SPECIFIED CLAIMS

EXHIBIT D

RELEASE
(Officer)
This RELEASE (the “Release”), effective as of __________, 2016, is made by ____________ (the “Officer”), in favor of Sovereign Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Sovereign Bank (“Target Bank”), a Texas banking association. Capitalized terms not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of December 14, 2016, by and among Veritex Holdings, Inc. (“Parent”), a Texas corporation and registered bank holding company under the BHC Act, Spartan Merger Sub, Inc. (“Merger Sub”), a Texas corporation and registered bank holding company under the BHC Act, and Target, it is a condition to the consummation of the transactions contemplated by the Reorganization Agreement that the Officer has executed and delivered to Parent an instrument releasing each of Target and Target Bank from any and all claims of such Officer;
WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 7.2(e)(iii) of the Reorganization Agreement as discussed above; and
WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein.
AGREEMENT
NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, including, without limitation, that this Release is a condition to the Reorganization Agreement, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:
1.Release.

(a)
Attached as Schedule 1 hereto is a list of all loans outstanding from Target and Target Bank to the Officer. The Officer acknowledges that there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Target or Target Bank, except as set forth below. The Officer for himself or herself and on behalf of his or her heirs and assigns (each a “Releasing Party” and collectively, the “Releasing Parties”) hereby releases, acquits and forever discharges each of Target and Target Bank and each of their respective predecessors, successors, assigns, Subsidiaries, and each of their respective past or present officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them (each a “Released Party” and collectively, the “Released Parties”) (but only as to their actions or omissions in their capacity as officers, directors, employees, agents or servants of the Released Parties) to the fullest extent permitted by applicable law, from any and any and all claims, obligations, costs, losses, expenses (including attorneys’ fees), causes of action, rights, demands, debts, liens, liabilities or damages of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, pending or threatened, fixed, contingent or conditional, suspected or unsuspected, and whether arising out of contract, tort, violation of law, statute, regulation or otherwise (including, without limitation, any covenant of good faith and fair dealing, express or implied), by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof (all of the foregoing collectively, “Claims”); but neither of the Released Parties are released from any obligations or liabilities to the Officer (a) pursuant to the certificate of formation or articles of association, as applicable, or bylaws or similar governing documents of the Released Parties regarding the indemnification of officers or directors; (b) in connection with any deposits (as defined in 12 USC §1813(1)) of the Officer or other written contractual obligations of the Released Parties to the Officer existing on the date of this Release and as set forth on Schedule 2 hereto; (c) accrued compensation and rights under any benefit plans or arrangements of the Released Parties existing at or immediately prior to the Effective Time and as set forth on Schedule 3; (d) pursuant to the provisions of any written employment agreement to which the Officer is a party and as set forth on Schedule 4: and (e) in connection with medical claims not yet filed (items (a), (b), (c), (d) and (e) are collectively referred to herein as the “Specified Claims”).

(b)
Each of the Releasing Parties further covenants and agrees that he or she will not directly or indirectly bring or cause to be brought, or participate in the prosecution of or otherwise assert or solicit, any Proceeding (defined below) (i) with respect to any Claim against a Released Party, or (ii) that is based in whole or in part on the grounds that any or all the terms of this Release were entered into pursuant to a fraudulent inducement or are for any reason illegal, invalid, not binding, unenforceable or against public policy. For the purposes of this Release, a “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

(c)
Each of the Releasing Parties represents that it has not commenced any Proceeding against any of the Released Parties with respect to a Claim and is the sole owner of all right, title and interests to the Claims and has not transferred or agreed to transfer any interest in any Claim.

(d)
Each of the Releasing Parties agrees to indemnify, defend and hold harmless the Released Parties against any and all claims, demands, actions, causes of action, losses, damages, rights to recover or to be indemnified for losses, costs, expenses, and liabilities whatsoever (including court costs, litigation expenses and reasonable attorneys’ fees), known or unknown, anticipated or unanticipated, suspected or

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unsuspected, fixed, contingent, or conditional, at law or in equity, whether arising out of contract, tort, violation of law, statute, regulation, or otherwise incurred or suffered by any Released Party arising out of or in connection with any breach of this Release by a Releasing Party.

(e)
It is the intention of all parties that the foregoing be construed broadly as a total and unconditional release and covenant by each of the Releasing Parties to never to assert any Claim against any Released Party, except as otherwise provided herein.

2.It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith are to be construed as an admission of liability, all liability being expressly denied by each of the Released Parties. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Officer may have or be entitled to against any of the Released Parties, and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than the Specified Claims.

3.The Officer hereby represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Officer enters into this Release after the opportunity to consult with his or her own legal counsel.

4.THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS RELEASE WILL LIE IN DALLAS COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS RELEASE. EACH PARTY TO THIS RELEASE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS

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CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5.If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (c) there will be added automatically as a part of this Release a provision mutually agreed to which is as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

6.Whenever the words “include,” “includes” or “including” are used in this Release, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Release refer to this Release as a whole and not to any particular provision in this Release. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

7.The rights, obligations and duties of each of the Releasing Parties hereunder shall be personal and not assignable, transferable or delegable by any Releasing Party in any manner whatsoever. Without limiting the foregoing, this Release will be binding upon the Releasing Parties and will inure to the benefit of and be enforceable by the respective parents, subsidiaries, affiliates, predecessors, successors and assigns of the Released Parties. Nothing expressed or referred to in this Release will be construed to give any person other than the parties to this Release and the Released Parties any legal or equitable right, remedy, or claim under or with respect to this Release or any provision of this Release. This Release and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Release and their respective parents, subsidiaries, affiliates, predecessors, successors and permitted assigns, and the Released Parties.

8.This Release, together with the Reorganization Agreement and the agreements executed in connection with the transactions described in the Reorganization Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The recitals to this Release are hereby incorporated by reference into and made a part of this Release for all purposes. This Release may not be amended except by a written agreement executed by each of the Officer, Target and Target Bank and any provision hereof may not be waived, except by written agreement making specific reference to this Release signed by the party against whom enforcement is sought.

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9.The Releasing Parties hereby acknowledge and agree that the failure of any Releasing Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the Released Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Releasing Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Releasing Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the necessity of posting bonds or other security. Unless otherwise expressly stated in this Release, no right or remedy described or provided in this Release is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Release, at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first above written.

OFFICER

Name of Officer

STATE OF TEXAS	§
§
COUNTY OF ______________	§
This instrument was acknowledged before me on ________________________, by ___________________________, individually.

Notary Public in and for the State of Texas

Printed Name:_______________________________

My Commission Expires:______________________

[Signature Page to Release (Officer)]

SCHEDULE 1
LOANS OUTSTANDING

SCHEDULE 2
SPECIFIED CLAIMS

SCHEDULE 3
BENEFIT PLANS OR ARRANGEMENTS

SCHEDULE 4
EMPLOYMENT AGREEMENT